Filed pursuant to Rule 424(b)(5)

Registration No. 333-163339

PROSPECTUS SUPPLEMENT

(to the Prospectus dated January 6, 2010, filed on January 5, 2010)

1,065 Shares

BOFI HOLDING, INC.

6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock

BOFI Holding, Inc. is offering 1,065 shares of our 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock, which we refer to as the Preferred Stock.

Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized and declared by our board of directors, at an annual rate of 6.0% per year on the liquidation preference of $1,000 per share. The dividend payment dates will be the fifteenth day of each January, April, July and October, commencing on October 15, 2011.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and declare full cash dividends on the Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and declares dividends on the Preferred Stock for any subsequent dividend period. However, with certain limited exceptions, if we have not declared and paid or set aside for payment full quarterly dividends on the Preferred Stock for a particular dividend period, we may not declare or pay dividends on, or redeem, purchase or acquire, our common stock or other junior securities during the next succeeding dividend period.

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 61.92 shares of our common stock (which reflects an approximate initial conversion price of $16.15 per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution and other adjustments. The conversion rate will be subject to certain anti-dilution and other adjustments, as described herein. In addition, if the closing price of our common stock exceeds $20.50 for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate. The Company will provide notice of its election to cause conversion within five trading days after the end of the 30 consecutive trading day period.

All or some of the Preferred Stock may be redeemed by us at our option no earlier than three years from the date of issuance at the Redemption Price per share, which will be $1,080 three years after issuance date, $1,050 four years after issuance date, and $1,030 five years or more after issuance date. If we elect to exercise this redemption right, we must provide you with 30 days notice and the opportunity to convert to common stock.

Prior to this offering, there has been no public market for the Preferred Stock. The Preferred Stock will not initially be listed on any securities exchange or included in any automated quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI.” On September 29, 2011, the closing sale price of our common stock on the NASDAQ Global Select Market was $13.51 per share.

Investing in our securities involves risks. You should read carefully this prospectus supplement and the accompanying prospectus before you make your investment decision. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 5 of the accompanying prospectus, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

B. Riley & Co., LLC is acting as the placement agent on this transaction. The placement agent is not purchasing any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per Share	Total
Offering price	$1,000.00	$1,065,000
Placement Agent fees (1)	$6.34	$6,750
Proceeds, to BofI Holding, Inc.	$993.66	$1,058,250

(1)	Based on a rate of 4.5% of gross offering proceeds, excluding sales to certain investors introduced by us. See “Plan of Distribution” for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the shares of preferred stock, nor the common stock into which the preferred stock can be converted, are savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Sole Placement Agent

B. Riley & Co., LLC

The date of this prospectus supplement is September 30, 2011.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

On November 25, 2009, we filed with the SEC a registration statement on Form S-3 (File No. 333-163339) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on January 7, 2010. Under this shelf registration process, we may, from time to time, sell up to $125 million in the aggregate of debt securities, common stock, preferred stock and warrants.

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to the securities offered by this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement that we make in this prospectus supplement, on the one hand, is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that was filed before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement and the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “BofI,” “the Company,” “we,” “us,” and “our” refer to BofI Holding, Inc., a Delaware corporation and its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that we include in and/or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See the Risk Factors section of this prospectus supplement beginning on page S-7 and the section of the accompanying prospectus under the heading “Risk Factors” and the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for a discussion of the risks involved in investing in our securities. If you invest in our securities, you are assuming a high degree of risk.

BofI Holding, Inc.

Our Business

BofI Holding, Inc. is the holding company for Bank of Internet USA, a nationwide savings bank operating primarily through the Internet. We provide a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet and originating and purchasing multifamily, single family and home equity mortgage loans and purchasing mortgage-backed securities. We attract and service our customers primarily through the Internet, which affords us low operating expenses and allows us to pass these savings along to our customers in the form of attractive interest rates and low fees on our products.

We operate our Internet-based bank from a single location in San Diego, California, currently serving approximately 36,000 retail deposit and loan customers across all 50 states. At June 30, 2011, we had total assets of $1,940.1 million, loans of $1,345.2 million, mortgage-backed and other investment securities of $521.4 million, total deposits of $1,340.3 million and borrowings of $442.7 million. Our deposits consist primarily of interest-bearing checking and savings accounts and time deposits. Our loans are primarily first mortgages secured by multifamily (five or more units) and single family real property. Our mortgage-backed securities consist primarily of mortgage pass-through securities issued by government-sponsored entities and non-agency collateralized mortgage obligations and pass-through mortgage-backed securities issued by private sponsors.

We have limited the impact of the current credit problems in the mortgage markets by redirecting our asset gathering from retail online originations to wholesale purchases of loans and mortgage-backed securities with higher credit quality. Our online delivery channels and online advertising can be opened, closed or expanded rapidly allowing us to change product offerings faster and with less cost than many traditional banks. We believe our flexibility to adjust our asset generation channels has been a competitive advantage allowing us to avoid markets and products where credit fundamentals are poor.

Our business strategy is to lower the cost of delivering banking products and services by leveraging technology while continuing to grow our assets and deposits to achieve increased economies of scale. We have designed our automated Internet-based banking platform and workflow process to handle traditional banking functions with reduced paperwork and human intervention. Our thrift charter allows us to operate in all 50 states and our online presence allows us increased flexibility to target a large number of loan and deposit customers based on demographics, geography and price. We plan to continue to increase our deposits by attracting new customers with competitive pricing, targeted marketing and new products and services. We plan to continue to increase our originations of single family loans and multifamily loans by attracting new customers through our website and affiliate marketing arrangements. We also plan to continue to purchase pools of high quality single family and multifamily mortgage loans and mortgage-backed securities.

The Company and the Bank are subject to extensive regulation, supervision and examination. For a discussion of the material elements of the regulatory framework applicable to the Company and the Bank, please refer to the discussion under “Supervision and Regulation” below. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiary within certain limits, and the OCC, which regulates the Bank. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under the Deposit Insurance Fund.

Our Corporate Information

We were initially incorporated in the state of Delaware. Our executive offices are located at 12777 High Bluff Drive, Suite 100, San Diego, California 92130, and our telephone number is (858) 350-6200. We maintain an Internet website at www.bofiholding.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On September 7, 2011, we consummated the offer and sale of 12,117 shares of Preferred Stock. Said shares will, when combined with this issue, result in 13,182 shares of Preferred Stock outstanding. Our estimated net proceeds from the combined offerings are approximately $12.5 million, after deducting expenses and placement agent fees.

THE OFFERING

Issuer	BofI Holding, Inc., a Delaware corporation.

Securities Offered	1,065 shares of 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”).

Dividends

Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds at an annual rate of 6.0% on the liquidation preference of $1,000 per share.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and declare full cash dividends on the Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and declares dividends on the Preferred Stock for any subsequent dividend period.

Dividend Payment Dates	January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2011. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

Dividend Stopper	So long as any share of Preferred Stock remains outstanding,

•      no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior securities (as defined below under “Description of Preferred Stock—General”) (other than a dividend payable solely in shares of junior securities) and

•      no shares of junior securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior securities for or into other junior securities, or the exchange or conversion of one share of junior securities for or into another share of junior securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity securities (as defined below under “Description of Preferred Stock—General”) have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment, dividends on any parity securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity securities bear to each other.

Maturity	Perpetual.

Conversion Right

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 61.92 shares of our common stock (which reflects an approximate initial conversion price of $16.15 per share of our common stock) plus cash in lieu of fractional shares. The conversion rate will be subject to adjustment for certain anti-dilution and other adjustments and subject to the ownership limitations set forth below under “—Limitation on Beneficial Ownership.”

If the conversion date is on or prior to the record date for any declared cash dividend on the Preferred Stock for the dividend period in which you elect to convert, you will not receive any declared cash dividends for that dividend period. If the conversion date is after the record date for any declared cash dividend on the Preferred Stock and prior to the corresponding dividend payment date, you will receive that cash dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of the Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless your shares are being converted as a consequence of a mandatory conversion at our option as described below.

Mandatory Conversion at Our Option	If the closing price of our common stock exceeds $20.50 for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, including the last trading day of such period, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate. The Company will provide notice of its election to cause conversion within five trading days after the end of the 30 consecutive trading day period.

Mandatory Redemption at Our Option

At our option, the Preferred Stock will be subject to mandatory redemption in whole or in part no earlier than three years from the date of issuance at the Redemption Price. If only a portion of the Preferred Stock is to be redeemed, the shares of the Preferred Stock to be redeemed shall be selected on a pro rata basis. If the Company elects to exercise its right of redemption it must provide 30 days notice to the holders of Preferred Stock to be redeemed, and provide them the opportunity to exercise their conversion right.

The Redemption Price will be $1,080 three years after the issuance date, $1,050 four years after the issuance date, and $1,030 five years or more after the issuance date.

Limitation on Beneficial Ownership	Notwithstanding the foregoing, no holder of the Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of the Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of the Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Preferred Stock to convert mandatorily.

Reorganization Events	The following provisions apply in the event of certain “reorganization events,” which include, subject to certain exceptions:

• any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property;

•      any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets in each case pursuant to which our common stock will receive a distribution of cash, securities or other property; or

• certain reclassifications of our common stock or statutory exchanges of our securities.

Each share of the Preferred Stock outstanding immediately prior to such reorganization event, without the consent of the holders of the Preferred Stock, will become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of our common stock equal to the conversion rate per share of Preferred Stock prior to the reorganization event would have owned or been entitled to receive upon the reorganization event. See “Description of Preferred Stock—Reorganization Events.”

Anti-Dilution and Other Adjustments	The conversion rate may be adjusted in the event of, among other things:

• increases in cash dividends on our common stock;

• dividends or distributions in common stock or other property;

• certain issuances of stock purchase rights;

• certain self tender offers; or

• subdivisions, splits and combinations of the common stock; or

•      the nonpayment of dividends on any shares of Preferred Stock or any other series of voting preferred stock for six or more dividend periods.

See “Description of Preferred Stock—Anti-Dilution and Other Adjustments.”

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive, out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of the Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	The holders of the Preferred Stock do not have voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock and except as specifically required by Delaware law. For more information about voting rights, see “Description of Preferred Stock—Voting Rights.”

Ranking

The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company.

The Preferred Stock will rank on a parity with our authorized shares of Series A 6% Cumulative Nonparticipating Perpetual Convertible Preferred Stock and each other class or series of capital stock that we may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company.

Preemptive Rights	None.

Use of Proceeds	We expect to receive net proceeds from the offering of the Preferred Stock of approximately $1.1 million, after Placement Agent fees. We intend to use the net proceeds of the offering of the Preferred Stock for general corporate purposes, including to increase liquidity and to provide for additional capital to the Company and the Bank. See “Use of Proceeds.”

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of purchasing, owning, converting and disposing of the Preferred Stock and of owning and disposing of our common stock received in respect thereof, see “Certain U.S. Federal Income Tax Considerations.” Dividends paid to corporate U.S. Holders generally should be eligible for the dividends-received deduction, subject to certain conditions and limitations. Dividends paid to Non-U.S. Holders generally should be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty.

No Listing	The Preferred Stock will not initially, be listed on any securities exchange or included in any automated quotation system. B. Riley & Co., LLC, has informed us that it intends to apply for listing of the Preferred Stock on the OTC Bulletin Board, or OTCBB, following completion of the offering, though we cannot provide any assurance that such listing will be achieved or maintained. Accordingly, there can be no assurance that an active trading market for the Preferred Stock will develop, or, if developed, that an active trading market will be maintained.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Preferred Stock and our common stock, see “Risk Factors” beginning on page S-7 of this prospectus supplement and “Factors that May Affect Our Performance” beginning on page 46 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

RISK FACTORS

An investment in our securities involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act, before you decide to invest in our preferred stock. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Offering

The Preferred Stock is equity and is subordinate to all of our existing and future indebtedness, and our ability to declare dividends on the Preferred Stock may otherwise be limited.

Shares of the Preferred Stock are equity interests in the Company and do not constitute indebtedness. As such, shares of the Preferred Stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred Stock (1) dividends are payable only when, as and if authorized and declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and, in the case of redeemable preferred stock, the redemption price out of lawfully available funds.

As a savings and loan holding company, the Company’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. The Company is an entity separate and distinct from its principal subsidiary, the Bank, and depends upon dividends from the Bank to meet its obligations to pay the principal of and interest on its outstanding debt obligations and to pay corporate expenses. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. See “Regulatory Considerations.”

Dividends on the Preferred Stock are non-cumulative.

Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the Preferred Stock will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors does not authorize and declare such dividend before the related dividend payment date, whether or not dividends are authorized and declared for any subsequent dividend period with respect to the Preferred Stock. Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Preferred Stock or no dividend for any quarter even if funds are available. Factors that would be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our board of directors may deem relevant.

The market price of the Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent that a secondary market for the Preferred Stock develops, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the Preferred Stock than would be expected for nonconvertible preferred stock. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of common stock by existing stockholders and our directors and executive officers;

•	changes in the ratings of our other securities;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on NASDAQ. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock, and, in turn, the Preferred Stock.

In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock or the Preferred Stock.

Including the 1,065 shares of Preferred Stock in this offering, we have already offered and sold a total of 13,182 shares of Preferred Stock. Except as described under “Plan of Distribution,” we are not restricted from issuing additional common stock, additional Preferred Stock or any other series of preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock, including the Preferred Stock, could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Each share of Preferred Stock will be initially convertible at the option of the holder thereof into 61.92 shares of our common stock. The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Preferred Stock. In addition, the existence of our Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Preferred Stock could depress the price of our equity securities.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

Subject to approval by at least two-thirds of the shares of our Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Stock. The terms of any such future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. Unless full dividends for all of our outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment for the relevant period or periods specified by the terms of such preferred stock, no dividends will be declared or paid and no distribution will be made on any shares of the Preferred Stock, and no shares of the Preferred Stock may be repurchased, redeemed, or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock not being paid when due to you.

The issuance of additional preferred shares could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional classes or series of preferred shares without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock.

Regulatory restrictions and provisions of the Certificate of Designations for the Preferred Stock may impair the ability of holders to receive shares of common stock upon conversion.

Because we are a savings and loan holding company, purchasers of 10% or more of our common stock (or securities convertible into 10% or more of our common stock) may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or the Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership). Notwithstanding any other provision of the Preferred Stock, no holder of Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. See “Description of Preferred Stock—Limitation on Beneficial Ownership.”

Holders of the Preferred Stock will have no rights as holders of common stock until they acquire the common stock.

Prior to the conversion of your Preferred Stock into common stock, you will have no rights with respect to the common stock, including voting rights (except as described under “Description of Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, but your investment in the Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date, subject to the limitations described under “Description of Preferred Stock—Limitation on Beneficial Ownership.” For example, in the event that an amendment is proposed to our Certificate of Incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that may occur as a result of such amendment.

You will have limited voting rights.

You will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters and except as may be required by Delaware law. See “Description of Preferred Stock—Voting Rights.”

The Preferred Stock is a new series of securities and an active trading market for it may not develop.

Prior to this offering, there has been no public market for the Preferred Stock offered hereby nor the 12,117 shares of Preferred Stock offered pursuant to previously filed prospectus supplements. The Preferred Stock will not initially be listed on any securities exchange or included in any automated quotation system. B. Riley & Co., LLC, has informed us that it intends to apply for listing of the Preferred Stock on the OTC Bulletin Board, or OTCBB, following completion of the offering, though we cannot provide any assurance that such listing will be achieved or maintained. Accordingly, there can be no assurance that an active trading market for the Preferred Stock will develop, or, if developed, that an active trading market will be maintained.

The Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Preferred Stock only after all of our liabilities have been paid. In addition, the Preferred Stock will rank in parity with our Series A Preferred Stock and any other series of preferred stock that we may issue in the future, the terms of which provide that such preferred stock ranks equally with the Preferred Stock and will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of the subsidiaries held by entities or persons other than us or entities owned or controlled by us. Our right to participate in any distribution of the assets of our subsidiaries upon any liquidation, reorganization, receivership or conservatorship of any subsidiary (and thus your ability as a holder of the Preferred Stock to benefit indirectly from such distribution) will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Preferred Stock then outstanding.

The conversion rate of the Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Preferred Stock or the common stock issuable upon conversion of the Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of Preferred Stock is subject to adjustment for certain events arising from increases in cash dividends on our common stock, dividends or distributions in common stock or other property, certain issuances of stock purchase rights, certain self tender offers, subdivisions, splits and combinations of the common stock and certain other actions by us that modify our capital structure. See “Description of Preferred Stock—Anti-Dilution and Other Adjustments.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Preferred Stock. In addition, except as described under “Plan of Distribution,” we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

You may be subject to tax upon an adjustment to the conversion rate of the Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances, including the payment of cash dividends on our common stock. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our current and accumulated earnings and profits without the receipt of any cash. If you are a Non-U.S Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the deemed dividend would be withheld from subsequent payments on the Preferred Stock or our common stock. See “Certain U.S. Federal Income Tax Considerations.”

Risks Relating to Our Industry

The downturn in the financial institution industry, the credit markets and the economy in general, may adversely affect our financial condition and results of operations.

We continue to operate in a challenging and uncertain economic environment, including generally uncertain national conditions and local conditions in the markets in which we operate. The capital and credit markets have been experiencing volatility and disruption. The risks associated with our business become more acute in periods of a slowing economy or slow growth. The continuing negative events in the housing market, including significant and continuing home price reductions coupled with the upward trends in delinquencies and foreclosures, have resulted, and will likely continue to result, in poor performance of mortgage and construction loans and in significant asset write-downs by many financial institutions. This has caused, and will likely continue to cause, many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to seek government assistance or bankruptcy protection. Bank failures and liquidations or sales by the FDIC as receiver have also increased. While we are continuing to take steps to decrease and limit our exposure to problem loans, we nonetheless retain direct exposure to the residential and commercial real estate markets, and we are affected by these events.

Continued reduced availability of commercial credit and increasing unemployment have further contributed to deteriorating credit performance of commercial and consumer loans, resulting in additional write-downs. Financial market and economic instability has caused many lenders and institutional investors to severely restrict their lending to customers and to each other. This market turmoil and credit tightening has exacerbated commercial and consumer deficiencies, the lack of consumer confidence, market volatility and widespread reduction in general business activity. Financial institutions also have experienced decreased access to deposits and borrowings.

These negative economic trends and developments are being experienced on national and international levels, as well as within the State of California where the Company’s business is concentrated. It is difficult to predict how long these economic conditions will exist, which of our markets and loan products will ultimately be most affected, and whether our actions will effectively mitigate these external factors. The current economic pressure on consumers and businesses and the lack of confidence in the financial markets has adversely affected, and may continue to adversely affect, our business, financial condition, results of operations and stock price.

We cannot predict when these conditions are likely to improve in the future. As a result of the challenges presented by these general economic and industry conditions, we face the following risks:

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The number of our borrowers unable to make timely repayments of their loans, the potential increase in the volume of problem assets and foreclosures and/or decreases in the value of real estate collateral securing the payment of such loans and/or decreases in the demand for our products and services could continue to rise, resulting in additional credit losses, which could have a material adverse effect on our operating results.

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Potentially increased regulation of our industry, including heightened legal standards and regulatory requirements, as well as expectations imposed in connection with recent and proposed legislation. Compliance with such additional regulation will likely increase our operating costs and may limit our ability to pursue business opportunities.

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The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates which may, in turn, impact the reliability of the process.

•	Further disruptions in the capital markets or other events, which may result in an inability to borrow on favorable terms or at all from other financial institutions.

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Further increases in FDIC insurance premiums, due to the increasing number of failed institutions, which have significantly depleted the Deposit Insurance Fund of the FDIC and reduced the ratio of reserves to insured deposits.

The current government regulatory framework that governs the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund administered by the FDIC and our clients and depositors rather than our shareholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets, determination of the level of our allowance for loan losses, and maintenance of adequate capital levels. These bank regulators possess broad authority to prevent or remedy unsafe or unsound practices or violations of law and, given the recent financial crisis in the United States, the trend has been toward increased and more active oversight by regulators. In the wake of deteriorating market conditions over the last several quarters, the FDIC’s authority to investigate banks was significantly expanded pursuant to an agreement among various federal financial institution regulators. Under the terms of this new agreement, the FDIC will have unlimited authority to make a special examination of any insured depository institution as necessary to determine the condition of such depository institution for insurance purposes. Accordingly, we expect an active supervisory and regulatory environment to continue. We cannot predict the extent or nature of changes in legislation, regulation or policy, especially as they may react to deteriorating economic and industry conditions and to changes occasioned by the transfer of supervisory authority over the Bank and the Company from the OTS to the OCC and the Fed Board, respectively. Such changes could affect the way we conduct our business, which could adversely impact our operations and earnings.

In addition, as a result of ongoing challenges facing the United States economy, new laws and regulations regarding lending and funding practices and liquidity standards have been and may continue to be promulgated, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the issuance of formal or informal enforcement actions or orders. Accordingly, the regulations applicable to the banking industry continue to change and we cannot predict the effects of these changes on our business and profitability.

Increases in FDIC assessments would have an adverse impact on our financial condition and results of operations.

Since the financial crisis began several years ago, the FDIC has incurred significant costs in resolving numerous bank failures, resulting in the depletion of the FDIC’s deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC has increased, and may increase in the future, assessment rates of insured institutions, including the Bank. Deposits placed at U.S. banks are insured by the FDIC, subject to limits and conditions of applicable law and the FDIC’s regulations. Pursuant to the Dodd-Frank Act, FDIC insurance coverage limits were permanently increased to $250,000 per customer. The Dodd-Frank Act also provides for unlimited FDIC insurance coverage for non-interest bearing demand deposit accounts for a two-year period beginning on December 31, 2010 and ending on January 1, 2013. The FDIC administers the deposit insurance fund, and all insured depository institutions are required to pay assessments that fund the deposit insurance fund to the FDIC. The Dodd-Frank Act changed the methodology for calculating deposit insurance assessments from the amount of an insured depository institution’s domestic deposits to its total assets minus tangible capital. On February 7, 2011 the FDIC issued a new regulation implementing revisions to the assessment system mandated by the Dodd-Frank Act, which became effective April 1, 2011. As a result of the new regulations, we expect to incur higher annual deposit insurance assessments. We are not able to directly control the basis or the amount of FDIC assessments that we are required to pay to fund the deposit insurance fund or for other fees or assessment obligations imposed on financial institutions. Any future increases in required assessments or other bank industry fees would have an adverse impact on our financial condition and results of operations.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

Congress and the U.S. Department of the Treasury have adopted legislation and taken actions to address the recent disruptions in the financial system and declines in the housing market, including the passage and implementation of the Emergency Economic Stabilization Act of 2008 (“EESA”), the Troubled Asset Relief Program (“TARP”), the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Dodd-Frank Act.

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system, improve the flow of credit, address practices viewed as contributing to the destabilization of the financial system, and foster an economic recovery. The regulatory and legislative initiatives described above may not have their desired effects, however. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected. Moreover, it is not clear at this time what long-term impact the EESA, the TARP, the ARRA or other liquidity and funding initiatives of the U.S. Treasury and other bank regulatory agencies that have been previously announced, and any additional programs that may be initiated in the future, will have on the financial markets and the financial services industry. The actual impact that EESA and such related measures undertaken to alleviate the credit crisis will have generally on the financial markets, including the levels of volatility and limited credit availability currently being experienced, is unknown. The failure of such measures to help provide long-term stability to the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock. Finally, there can be no assurance regarding the specific impact that such measures may have on us, or whether (or to what extent) we will be able to benefit from such programs. In addition to the legislation mentioned above, federal and state governments could pass additional legislation responsive to current credit conditions. For example, we could experience higher credit losses because of federal or state legislation or regulatory action that reduces the amount our borrowers are otherwise contractually required to pay under existing loan contracts. Also, we could experience higher credit losses because of federal or state legislation or regulatory action that limits its ability to foreclose on property or other collateral or makes foreclosure less economically feasible.

The Dodd-Frank Act has, among other things, eliminated the OTS, tightened capital standards, created a new Bureau of Consumer Financial Protection and resulted in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Act has significantly changed the bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress. These federal agencies are given significant discretion in drafting the implementing rules and regulations and, consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on the Company and the Bank. For example, the Dodd-Frank Act required the OTS, which was the primary federal regulator for the Company and the Bank, to be abolished as of July 21, 2011 and, as of that date, that (i) the OCC, which is currently the primary federal regulator for national banks, become the primary federal regulator for federal thrifts such as the Bank and (ii) the Fed Board become the primary federal regulator for savings and loan holding companies such as the Company. The installation of separate federal regulators for the Company and the Bank could result in an increase in our costs of compliance with applicable regulations. In addition, Regulation Q, which prohibited the payment of interest on demand deposits, has now been eliminated, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change in the law could have an adverse impact on our interest expense.

The Dodd-Frank Act will require publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act also creates the Bureau of Consumer Financial Protection and gives it broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Additionally, the Bureau of Consumer Financial Protection has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Savings institutions with $10 billion or less in assets, such as the Bank, will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict the specific impact the Dodd-Frank Act, and the yet to be written implementing rules and regulations, will have on financial institutions. However, it is expected that they will increase our operating and compliance costs and could increase our interest expense.

The U.S. government’s monetary policies or changes in those policies could have a major effect on our operating results, and we cannot predict what those policies will be or any changes in such policies or the effect of such policies on us.

Generally, increases in prevailing interest rates due to changes in monetary policies adversely affect banks such as us, whose liabilities tend to re-price quicker than their assets. The monetary policies of the FRB, affected principally through open market operations and regulation of the discount rate and reserve requirements, have had major effects upon the levels of bank loans, investments and deposits, and prevailing interest rates. It is not possible to predict the nature or effect of future changes in monetary and fiscal policies. In recent years, the monetary policy of the FRB has acted to reduce market interest rates to historical lows. We manage the sensitivity of our assets and liabilities; however a large and relatively rapid increase in market interest rates would have an adverse impact on our results of operations.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for several years. In the recent past, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on financial institution stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital in the future and on our business, financial condition and results of operations.

The actions and commercial soundness of other financial institutions could affect our ability to engage in routine funding transactions.

Financial service institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to the European banking system, which is facing increased volatility due to the economic difficulties and declining credit worthiness of certain member nations of the European Union. We have exposure to different industries and counterparties because we execute or could execute transactions with various counterparties in the financial industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Recent defaults by financial services institutions, and even rumors or questions about one or more financial services institutions or the financial services industry in general, have led to market wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of counterparty. Any such losses could materially and adversely affect our results of operations.

Risks Relating to Mortgage Loans and Mortgage-Backed Securities

Declining real estate values, particularly in California, could reduce the value of our loan portfolio and impair our profitability and financial condition.

Substantially all of the loans in our portfolio are secured by real estate. At June 30, 2011, 59.1% of our total loan portfolio was secured by real estate located in California. In recent years, there has been a significant decline in real estate values in California and the collateral for our loans has become less valuable. If real estate values continue to decrease and more of our borrowers experience financial difficulties, we will experience charge-offs at a greater level than we would otherwise experience, as the proceeds resulting from foreclosure may be significantly lower than the amounts outstanding on such loans. In addition, declining real estate values frequently accompany periods of economic downturn or recession and increasing unemployment, all of which can lead to lower demand for mortgage loans of the types we originate. Continued decline of real estate values and the decline of the credit position of our borrowers in California would have a material adverse effect on our business, prospects, financial condition and results of operations.

Many of our mortgage loans are unseasoned and defaults on such loans would harm our business.

At June 30, 2011, our multifamily residential loans were $647.4 million or 48.4% of our total loans and our commercial real estate loans were $38.0 million, or 2.8% of our total loans. The payment on such loans is typically dependent on the cash flows generated by the projects, which are affected by the supply and demand for multifamily residential units and commercial property within the relative market. If the market for multifamily residential units and commercial property experiences a decline in demand, multifamily and commercial borrowers may suffer losses on their projects and be unable to repay their loans. If residential housing values continue to decline and nationwide unemployment continues to increase, we are likely to experience increases in the level of our nonperforming loans and foreclosed and repossessed vehicles in future periods.

Continued or increasing declines in residential home prices may adversely affect our securities portfolio and have a material adverse effect on our financial condition and results of operations.

Economic deterioration throughout 2009 and weakness in the economic recovery in 2010 was accompanied by continued stress in the housing markets, including declines in home prices. These declines in the housing market, with falling home prices and increasing foreclosures, compounded with difficulties in the economy, have, generally speaking, resulted in a significant decline in the value and marketability of mortgage-backed securities. As of June 30, 2011, our securities portfolio consisted of $470.1 million of mortgage-backed securities, which constituted approximately 24.2% of our total assets. A protracted continuation or worsening of these difficult housing market conditions could adversely impact the ability of the issuers of the mortgage-backed securities in our securities portfolio to satisfy their respective obligations and our ability to liquidate our securities portfolio. While there were continued indications throughout the past year that the U.S. economy is stabilizing, the performance of our securities portfolio may decline in the near future, which could have a material adverse effect on our financial condition and results of operations.

Declines in the value of our securities may negatively affect earnings.

The value of securities in our investment portfolios could decrease due to changes in market factors. The market value of certain investment securities is volatile and future declines or other-than-temporary impairments could materially adversely affect future earnings and regulatory capital. Continued volatility in the market value of certain investment securities, whether caused by changes in market perceptions of credit risk, as reflected in the expected market yield of the security, or actual defaults in the portfolio could result in significant fluctuations in the value of the securities. This could have a material adverse impact on our results of operations, accumulated other comprehensive income and stockholders’ equity depending upon the direction of the fluctuations.

We could recognize other-than-temporary impairment on securities held in our available-for-sale and held-to-maturity portfolios if economic and market conditions do not improve.

Our held-to-maturity securities had gross unrecognized losses of $3.0 million at June 30, 2011. We analyze securities held in our portfolio for other-than-temporary impairment on a quarterly basis. The process for determining whether impairment is other than temporary requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may be required to recognize other-than-temporary impairment in future periods reducing future earnings.

A decrease in the mortgage buying activity of Fannie Mae and Freddie Mac or a failure by Fannie Mae and Freddie Mac to satisfy their obligations with respect to their RMBS could have a material adverse effect on our business, financial condition and results of operations.

During the fiscal years ended June 30, 2009, 2010 and 2011, we sold approximately $ $395.7 million of residential mortgage loans to banks who sell our loans to government sponsored entities Fannie Mae and Freddie Mac (each, a “GSE” and, together, the “GSEs”). As of June 30, 2011, approximately 26.8% of our securities portfolio consisted of RMBS issued or guaranteed by the GSEs. Each GSE is currently in conservatorship, with its primary regulator, the Federal Housing Finance Agency, acting as conservator. The United States government is contemplating structural changes to the GSEs, including consolidation and/or a reduction in the ability of GSEs to purchase mortgage loans or guarantee mortgage obligations. We cannot predict if, when or how the conservatorships will end, or what associated changes (if any) may be made to the structure, mandate or overall business practices of either of the GSEs. Accordingly, there continues to be uncertainty regarding the future of the GSEs, including whether they will continue to exist in their current form and whether they will continue to meet their obligations with respect to their RMBS. A substantial reduction in mortgage purchasing activity by the GSEs could result in a material decrease in the availability of residential mortgage loans and the number of qualified borrowers, which in turn may lead to increased volatility in the residential housing market, including a decrease in demand for residential housing and a corresponding drop in the value of real property that secures current residential mortgage loans, as well as a significant increase in interest rates. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, which would result in a decrease in mortgage loan revenues and a corresponding decrease in non-interest income. Any decision to change the structure, mandate or overall business practices of the GSEs and/or the relationship among the GSEs, the government and the private mortgage loan markets, or any failure by the GSEs to satisfy their obligations with respect to their RMBS, could have a material adverse effect on our business, financial condition and results of operations.

We frequently purchase loans in bulk or “pools.” We may experience lower yields or losses on loan “pools” because the assumptions we use when purchasing loans in bulk may not always prove correct.

From time to time, we purchase real estate loans in bulk or “pools.” For the fiscal years ended June 30, 2011, 2010 and 2009, we purchased loans totaling $124.8 million, $185.8 million, and $57.4 million, respectively. When we determine the purchase price we are willing to pay to purchase loans in bulk, management makes certain assumptions about, among other things, how fast borrowers will prepay their loans, the real estate market and our ability to collect loans successfully and, if necessary, to dispose of any real estate that may be acquired through foreclosure. When we purchase loans in bulk, we perform certain due diligence procedures and we purchase the loans subject to customary limited indemnities. To the extent that our underlying assumptions prove to be inaccurate or the basis for those assumptions change (such as an unanticipated decline in the real estate market), the purchase price paid for “pools” of loans may prove to have been excessive, resulting in a lower yield or a loss of some or all of the loan principal. For example, in the past, we have purchased “pools” of loans at a premium and some of the loans were prepaid before we expected. Accordingly, we earned less interest income on the purchase than expected. Our success in growing through purchases of loan “pools” depends on our ability to price loan “pools” properly and on general economic conditions in the geographic areas where the underlying properties of our loans are located.

Acquiring loans through bulk purchases may involve acquiring loans of a type or in geographic areas where management may not have substantial prior experience. We may be exposed to a greater risk of loss to the extent that bulk purchases contain such loans.

Risks Relating to the Company

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings, capital adequacy and overall financial condition may suffer materially.

Our loans are generally secured by multifamily and, to a lesser extent, commercial and single family real estate properties, each initially having a fair market value generally greater than the amount of the loan secured. However, although our loans are typically secured, the risk of default, generally due to a borrower’s inability to make scheduled payments on his or her loan, is an inherent risk of the banking business. In determining the amount of the allowance for loan losses, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate serving as collateral for the repayment of our loans. Defaults by borrowers could result in losses that exceed our loan loss reserves. We have originated or purchased many of our loans recently, so we do not have sufficient repayment experience to be certain whether the established allowance for loan losses is adequate. We may have to establish a larger allowance for loan losses in the future if, in our judgment, it becomes necessary. Any increase in our allowance for loan losses will increase our expenses and consequently may adversely affect our profitability, capital adequacy and overall financial condition.

Our results of operations could vary as a result of the methods, estimates, and judgments that we use in applying our accounting policies.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates, and judgments, including methodologies to value our securities, evaluate securities for other-than-temporary impairment and estimate our allowance for loan losses. These methods, estimates, and judgments are, by their nature, subject to substantial risks, uncertainties, and assumptions, and factors may arise over time that lead us to change our methods, estimates, and judgments. Changes in those methods, estimates, and judgments could significantly affect our results of operations.

We may elect to seek additional capital but it may not be available when it is needed and limit our ability to execute our strategic plan.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support the growth of our business or to finance acquisitions, if any, or we elect to raise additional capital for other reasons. We may seek to do so through the issuance of, among other things, our common stock or securities convertible into our common stock, which could dilute your ownership interest in the Company.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed or on terms acceptable to us, it may have a material adverse effect on our financial condition, results of operations and prospects.

Changes in interest rates could adversely affect our income.

Our income depends to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. Our interest-earning assets and interest-bearing liabilities do not react uniformly to changes in interest rates since the two have different time periods for interest rate adjustment. Interest rates are sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, including the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, influence the origination of loans, the prepayment of loans, and the volume of deposits. Loan originations and repayment rates tend to increase with declining interest rates and decrease with rising interest rates. On the deposit side, increasing interest rates generally lead to interest rate increases on our deposit accounts. In recent years, the monetary policy of the FRB has acted to reduce market interest rates to historical lows. We manage the sensitivity of our assets and liabilities; however a large and relatively rapid increase in market interest rates would have an adverse impact on our results of operations.

Access to adequate funding cannot be assured.

We have significant sources of liquidity as a result of our federal thrift structure, including consumer deposits, brokered deposits, the FHLB, repurchase lending facilities, and the FRB discount window. We rely primarily upon consumer deposits and FHLB advances. Our ability to attract deposits could be negatively impacted by a perception of our financial prospects or by increased deposit rates available at troubled institutions suffering from shortfalls in liquidity. The FHLB is subject to regulation and other factors beyond our control. These factors may adversely affect the availability and pricing of advances to members such as the Bank. Selected sources of liquidity may become unavailable to the Bank if it were to be considered no longer “well-capitalized.”

Our inability to manage our growth could harm our business.

We anticipate that our asset size and deposit base will continue to grow over time, perhaps significantly. To manage the expected growth of our operations and personnel, we will be required to, among other things:

•	Improve existing and implement new transaction processing, operational and financial systems, procedures and controls;

•	Maintain effective credit scoring and underwriting guidelines; and

•	Expand our employee base and train and manage this growing employee base.

•	If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations could be adversely affected.

•	We face strong competition for customers and may not succeed in implementing our business strategy.

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Our business strategy depends on our ability to remain competitive. There is strong competition for customers from existing banks and other types of financial institutions, including those that use the Internet as a medium for banking transactions or as an advertising platform. Our competitors include:

•	Large, publicly-traded, Internet-based banks, as well as smaller Internet-based banks;

•	“Brick and mortar” banks, including those that have implemented websites to facilitate online banking; and

•	Traditional banking institutions such as thrifts, finance companies, credit unions and mortgage banks.

Some of these competitors have been in business for a long time and have name recognition and an established customer base. Most of our competitors are larger and have greater financial and personnel resources. In order to compete profitably, we may need to reduce the rates we offer on loans and investments and increase the rates we offer on deposits, which actions may adversely affect our business, prospects, financial condition and results of operations.

To remain competitive, we believe we must successfully implement our business strategy. Our success depends on, among other things:

•	Having a large and increasing number of customers who use our bank for their banking needs;

•	Our ability to attract, hire and retain key personnel as our business grows;

•	Our ability to secure additional capital as needed;

•	The relevance of our products and services to customer needs and demands and the rate at which we and our competitors introduce or modify new products and services;

•	Our ability to offer products and services with fewer employees than competitors;

•	The satisfaction of our customers with our customer service;

•	Ease of use of our websites; and

•	Our ability to provide a secure and stable technology platform for financial services that provides us with reliable and effective operational, financial and information systems.

If we are unable to implement our business strategy, our business, prospects, financial condition and results of operations could be adversely affected.

We expect the rate of our revenue growth to decline and consequently anticipate downward pressure on our operating margins in the future.

We believe the rate of our revenue growth will generally decline as a result of a number of factors, including the inevitable decline in growth rates as our revenues increase to higher levels and the continued maturity of the internet-based banking market. We believe our operating margin will experience downward pressure as a result of increasing competition and increased expenditures for many aspects of our business, including increased expenditures for attracting new customers and retaining existing customers.

Our business depends on a strong brand, and failing to maintain and enhance our brand would hurt our ability to expand our customer base.

The brand identity that we have developed will significantly contribute to the success of our business. Maintaining and enhancing the “Bank of Internet” brand is critical to expanding our customer base. We believe that the importance of brand recognition will increase due to the relatively low barriers to entry for our “brick and mortar” competitors in the internet-based banking market. Our brand could be negatively impacted by a number of factors, including data privacy and security issues, service outages, and product malfunctions. If we fail to maintain and enhance the “Bank of Internet” brand, or if we incur excessive expenses in this effort, our business, financial condition and results of operations will be materially adversely affected. Maintaining and enhancing our brand will depend largely on our ability to continue to provide high-quality products and services, which we may not do successfully.

A natural disaster or recurring energy shortage, especially in California, could harm our business.

We are based in San Diego, California, and 59.1% of our total loan portfolio was secured by real estate located in California at June 30, 2011. In addition, the computer systems that operate our internet websites and some of their back-up systems are located in San Diego, California. Historically, California has been vulnerable to natural disasters. Therefore, we are susceptible to the risks of natural disasters, such as earthquakes, wildfires, floods and mudslides. Natural disasters could harm our operations directly through interference with communications, including the interruption or loss of our websites, which would prevent us from gathering deposits, originating loans and processing and controlling our flow of business, as well as through the destruction of facilities and our operational, financial and management information systems. A natural disaster or recurring power outages may also impair the value of our largest class of assets, our loan portfolio, which is comprised substantially of real estate loans. Uninsured or underinsured disasters may reduce borrowers’

ability to repay mortgage loans. Disasters may also reduce the value of the real estate securing our loans, impairing our ability to recover on defaulted loans through foreclosure and making it more likely that we would suffer losses on defaulted loans. California has also experienced energy shortages, which, if they recur, could impair the value of the real estate in those affected areas. Although we have implemented several back-up systems and protections (and maintain business interruption insurance), these measures may not protect us fully from the effects of a natural disaster. The occurrence of natural disasters or energy shortages in California could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our success depends in large part on the continuing efforts of a few individuals. If we are unable to retain these key personnel or attract, hire and retain others to oversee and manage our company, our business could suffer.

Our success depends substantially on the skill and abilities of our senior management team, including our Chief Executive Officer and President, Gregory Garrabrants, our Chief Financial Officer, Andrew J. Micheletti, and other employees that perform multiple functions that might otherwise be performed by separate individuals at larger banks. The loss of the services of any of these individuals or other key employees, whether through termination of employment, disability or otherwise, could have a material adverse effect on our business. In addition, our ability to grow and manage our growth depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled executive, technical, managerial, sales, marketing, customer service and professional personnel. The implementation of our business plan and our future success will depend on such qualified personnel. Competition for such employees is intense, and there is a risk that we will not be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we fail to attract and retain the necessary personnel, our business, prospects, financial condition and results of operations could be adversely affected.

We are exposed to risk of environmental liability with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate and could be subject to environmental liabilities with respect to those properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, prospects, financial condition and results of operations could be adversely affected.

Risks Relating to Being an Internet-Based Company

We depend on third-party service providers for our core banking technology, and interruptions in or terminations of their services could materially impair the quality of our services.

We rely substantially upon third-party service providers for our core banking technology and to protect us from bank system failures or disruptions. This reliance may mean that we will not be able to resolve operational problems internally or on a timely basis, which could lead to customer dissatisfaction or long-term disruption of our operations. Our operations also depend upon our ability to replace a third-party service provider if it experiences difficulties that interrupt operations or if an essential third-party service terminates. If these service arrangements are terminated for any reason without an immediately available substitute arrangement, our operations may be severely interrupted or delayed. If such interruption or delay were to continue for a substantial period of time, our business, prospects, financial condition and results of operations could be adversely affected.

Privacy concerns relating to our technology could damage our reputation and deter current and potential customers from using our products and services.

Generally speaking, concerns have been expressed about whether internet-based products and services compromise the privacy of users and others. Concerns about our practices with regard to the collection, use, disclosure or security of personal information of our customers or other privacy related matters, even if unfounded, could damage our reputation and results of operations. While we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, or could cause us to lose customers, which could potentially have an adverse effect on our business.

In addition, as nearly all of our products and services are internet-based, the amount of data we store for our customers on our servers (including personal information) has been increasing and will continue to increase. Any systems failure or compromise of our security that results in the release of our customers’ data could seriously limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we add more customers and expand the number of internet-based products and services we offer.

Regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe and elsewhere are often uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

We have risks of systems failure and security risks, including “hacking” and “identity theft.”

The computer systems and network infrastructure utilized by us and others could be vulnerable to unforeseen problems. This is true of both our internally developed systems and the systems of our third-party service providers. Our operations are dependent upon our ability to protect computer equipment against damage from fire, power loss, telecommunication failure or similar catastrophic events. Any damage or failure that causes an interruption in our operations could adversely affect our business, prospects, financial condition and results of operations.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of customers to access our products and services, our products and services may be perceived as not being secure, customers may curtail or stop using our products and services, and we may incur significant legal and financial exposure.

Our products and services involve the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, or otherwise and, as a result, an unauthorized party may obtain access to our data or our customers’ data. Additionally, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our data or our customers’ data. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our products and services that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and, as a result, we could lose customers, which may have a material adverse effect on our business, financial condition and results of operations.

Our business depends on continued and unimpeded access to the internet by us and our customers. Internet access providers may be able to block, degrade, or charge for access to our website, which could lead to additional expenses and the loss of customers.

Our products and services depend on the ability of our customers to access the internet and our website. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies and mobile communications companies. Some of these providers have the ability to take measures that could degrade, disrupt, or increase the cost of customer access to our products and services by restricting or prohibiting the use of their infrastructure to access our website or by charging fees to us or our customers to provide allow access to our website. Such interference could result in a loss of existing customers and/or increased costs and could impair our ability to attract new customers, which could have a material adverse effect on our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the PSLRA. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “feels,” “anticipates,” “intends,” “plans,” “estimates,” “predicts,” “projects,” “potential,” “outlook,” “could,” “will,” “may” or similar expressions.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Actual results may differ materially from those expressed in or implied by these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere in this prospectus supplement, any accompanying prospectus and in the documents incorporated by reference herein and therein:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	legislation or regulatory changes may adversely affect our business;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins;

•	changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank through which substantially all of our operations are carried out;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	changes in corporate and/or individual income tax laws may adversely affect our business or financial condition;

•

general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate;

•	technological changes may be more difficult or expensive than what we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than what we anticipate;

•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and

•	the additional risks referred to in the section entitled “Risk Factors.”

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events except to the extent required by federal securities laws.

USE OF PROCEEDS

Our estimated net proceeds from this offering are approximately $1.1 million, after deducting the discounts and commissions payable to the placement agent for this offering. We intend to use a portion of the net proceeds from this offering to provide funds to the Bank to support its growth, particularly to originate more single family and multifamily first lien mortgages and to increase the Bank’s deposits including more savings and checking accounts, as well as time deposits. The proceeds will also strengthen the Bank’s regulatory capital ratios. We expect to use the remaining net proceeds for general working capital purposes. Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

CAPITALIZATION

The following table shows our consolidated capitalization as of June 30, 2011, as adjusted to give effect to the issuance of the Preferred Stock offered hereby, and on a proforma as adjusted basis to give effect to the total issuance of the Preferred Stock offered hereby and the issuance of an additional 12,117 shares of Preferred Stock consummated by the Company on September 7, 2011. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus.

	June 30, 2011
	Actual	As Adjusted	Proforma As adjusted
	(Dollars in thousands)
Total long-term debt	$335,155	$335,155	$335,155
Stockholders equity:
Common stock, $0.01 par value; 25,000,000 shares authorized; 11,151,963 shares issued; 10,436,332 shares outstanding (1)	$112	$112	$112
Additional paid-in capital	88,343	88,343	88,343
Preferred stock
Series A - $10,000 stated value; 515 shares outstanding	5,063	5,063	5,063
Series B - $10,000 stated value; 13,182 shares outstanding (2)	—	1,058	12,535
Retained earnings	60,152	60,152	60,152
Accumulated other comprehensive income (loss) - net of tax	(971)	(971)	(971)
Treasury stock	(4,933)	(4,933)	(4,933)

Total stockholders’ equity	$147,766	$148,824	$160,301

Book value per share	$13.67	$13.67	$13.67
Tangible book value per share	$13.67	$13.67	$13.67
Equity to total assets	7.62%	7.67%	8.26%
Tangible equity to tangible assets	7.62%	7.67%	8.26%
Regulatory capital ratios:(3)
Total capital (to risk-weighted assets)	13.01%	13.09%	14.01%
Tier 1 capital (to risk-weighted assets)	12.41%	12.50%	13.41%
Tier 1 capital (to leverage assets)	7.99%	8.04%	8.64%

(1)	Excludes:

•	267,533 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $9.15 per share;

•	390,074 shares of common stock issuable upon vesting of outstanding restricted stock units;

•	Shares of common stock reserved for future issuance under our 2004 Stock Incentive Plan; and

•	Up to 500,000 shares of common stock reserved for future issuance under our 2004 Employee Stock Purchase Plan.

(2)	Based on the sale of 1,065 shares of Preferred Stock and net proceeds thereof of approximately $1.1 million after deducting placement agent fees, and on a proforma as adjusted basis to give effect to the total issuance of the Preferred Stock offered hereby and the issuance of an additional 12,117 shares of Preferred Stock and net proceeds of approximately $11,477 million, consummated by the Company on September 7, 2011.
(3)	Represents regulatory capital ratios of Bank of Internet USA only. As adjusted ratios assume that all net proceeds are contributed to the Bank of Internet USA and invested in Fed Funds.

CAPITAL RATIOS

The following table sets forth the actual and proforma as adjusted regulatory capital amounts and ratios of the Bank at June 30, 2011. In the table below, the proforma as adjusted regulatory capital amounts and ratios give effect to the Preferred Stock offered hereby and the issuance of an additional 12,117 shares of Preferred Stock consummated by the Company on September 7, 2011, and the application of the proceeds therefrom.

	Actual		Proforma as Adjusted(1)		Minimum for Well Capitalized Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands) (Unaudited)
At June 30, 2011
Bank of Internet USA
Total risk-based capital	$162,746	13.01%	$175,281	14.01%	$125,141	10.00%
Tier 1 capital	$155,327	12.41%	$167,862	13.41%	$75,084	6.00%
Tier 1 leverage capital ratio	$155,327	7.99%	$167,862	8.64%	$97,197	5.00%

(1)	Assumes that the net proceeds of this offering will be deposited with the Bank, which will apply the funds to reduce short-term borrowings pending their application as described under “Use of Proceeds.”

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratios of earnings to fixed charges for the periods indicated are set forth in the table below. The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (1) income from continuing operations before income taxes, fixed charges and dividends on preferred stock by (2) total fixed charges and dividends on preferred stock. For purposes of computing these ratios:

•	earnings consist of income before income taxes plus fixed charges and dividends on preferred stock;

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest, net of income from subleases;

•	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases; and

•	pre-tax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

	Year Ended June 30,
	2011		2010		2009		2008		2007		2006
Ratios of Earnings to Fixed Charges
Including interest on deposits	1.97	x	1.99	x	1.28	x	1.15	x	1.16	x	1.23	x
Excluding interest on deposits	3.65	x	3.60	x	1.64	x	0.83	x	0.96	x	1.18	x

For purposes of computing the ratios in the above table, earnings represent net income before taxes and securities gains and losses plus fixed charges. Fixed charges include all interest expense. These ratios are presented both including and excluding interest on deposits.

REGULATORY CONSIDERATIONS

The Company and the Bank are subject to extensive regulation, supervision and examination. For a discussion of the material elements of the regulatory framework applicable to the Company and the Bank, please refer to the discussion under “Supervision and Regulation” below. This regulatory framework now is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiary within certain limits, and the OCC, which regulates the Bank.

Dividends from the Bank are our primary source of funds for payment of principal and interest on our debt and dividends to our stockholders, including holders of the Preferred Stock. There are, however, substantial regulatory restrictions on the Bank’s ability to pay dividends to us. Under applicable regulations, the Bank may pay dividends to the Company without prior regulatory approval so long as it meets its applicable regulatory capital requirements before and after payment of the dividends and its total dividends declared do not exceed net profits for the current year to date as of the declaration date plus net retained profits from the preceding two years less dividends declared in such years. In addition, if, in the opinion of the OCC, the Bank would be engaged in an unsafe or unsound practice by paying dividends, the OCC may require that the Bank cease and desist from such practice. At June 30, 2011, the Bank was in compliance with all applicable minimum capital requirements and had $77.6 million in retained earnings available for the payment of dividends to the Company. The Company must also maintain required capital levels before it may pay dividends on its stock.

In addition to the foregoing regulatory considerations, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like the Bank, are also affected by various other federal laws and regulations, including those relating to consumer protection and similar matters.

SUPERVISION AND REGULATION

General

Savings and loan holding companies (such as the Company) and savings associations (such as the Bank) are extensively regulated under both federal and state law. The regulation of savings and loan holding companies and savings associations is intended primarily for the protection of depositors and not for the benefit of our stockholders. The following information describes aspects of the material laws and regulations applicable to us and our subsidiary. The information below does not purport to be complete and is qualified in its entirety by reference to all applicable laws and regulations.

Legislation, regulations and rules regarding the regulation of savings and loan holding companies and savings associations that may affect our or the Bank’s operations are introduced from time to time by the U.S. government and its various agencies. In addition, the rules and regulations currently governing us and the Bank may be amended from time to time. Any such legislation, regulatory changes or amendments in the future could adversely affect us or the Bank. No assurance can be given as to whether, or in what form, any such changes may occur.

The Dodd-Frank Wall Street Reform And Consumer Protection Act

On July 21, 2010, the President signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This comprehensive financial reform and consumer protection act imposed new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, as described below, the Dodd-Frank Act changed the jurisdictions of existing bank regulatory agencies and in particular transferred the regulation of federal savings and loan associations. Effective July 21, 2011, the OTS was abolished and its supervision of savings and loan associations (such as the Bank) was transferred to the Office of the Comptroller of the Currency (the “OCC”), and its supervision of savings and loan holding companies (such as the Company) was transferred to the Board of Governors of the Federal Reserve System (the “Fed Board”).

The Dodd-Frank Act addressed a broad range of financial regulatory reform issues and, in addition to the provisions thereof discussed below, the Dodd-Frank Act contained the following provisions, among others:

•

A new independent consumer financial protection bureau was established within the Federal Reserve System, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions (less than $10 billion in assets), like the Bank, will be subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

•

The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries. Historically, unlike bank holding companies, savings and loan holding companies were not subject to regulatory consolidated capital requirements or been subjected formally to the “source-of-strength” doctrine.

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules.

•	The current prohibition on payment of interest on demand deposits of Regulation Q of the Board of Governors of the Federal Reserve System (the “Fed Board”) was repealed, effective July 21, 2011.

•

With respect to federal preemption of state law, state law is preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The OCC must make a preemption determination on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

•	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts extended through December 31, 2012.

•	The calculation of the deposit insurance assessment base will equal the depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•

The minimum reserve ratio of the Depository Insurance Fund, the fund backing up federally-insured deposits (the “DIF” increased to 1.35 percent of estimated annual insured deposits or assessment base. However, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

•

The Securities and Exchange Commission is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board of directors.

•

Public companies will be required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

•

A separate, non-binding shareholder vote will be required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•

Securities exchanges will be required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•

Stock exchanges, which does not include the OTC Bulletin Board, will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•	Companies must now disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

•

The so-called Volcker Rule prohibits banking entities from engaging in proprietary trading or acquiring or retaining any equity, partnership or other ownership interest in or sponsoring a hedge fund or private equity fund. Nonbank financial companies that so engage in such activities will be subjected to additional capital requirements and limitations on its activities.

•

Title VII of the Dodd-Frank Act is dedicated to the regulation of derivative transactions, including “swap” transactions. The most significant elements of this title are mandatory clearing requirements and the transfer of most swap transactions from banks to a bank affiliate.

•

A Financial Stability Oversight Council (“FSOC”) is created with jurisdiction to oversee threats to the financial stability of the United States and, in appropriate circumstances, to intervene in various ways. For example, the FSOC may require nonbank financial companies and bank holding companies to submit periodic financial and other reports for the purpose of assessing the extent to which a financial activity or financial market in which the company participates, or the company itself, poses a threat to the financial stability of the United States.

•

Businesses that package residential mortgage loans into asset-backed securities must retain a certain amount of credit risk of the mortgages they package. There are restrictions on the ability of the packager to hedge the risk retained and disclosure and monitoring requirements with respect to asset quality.

•	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Because the implementation of many of these provisions and the other provisions of the Dodd-Frank Act, including those described in the following sections, are still subject to the proposal and/or adoption of final regulations, and because there has not been substantial experience with the application of those regulations that have been promulgated, the full effect of the provisions of the Dodd-Frank Act and its resulting rules and regulations on our operations, financial condition and future plans can not be assessed at this time. For additional discussion of the impact of this 2010 law, see “Factors that May Affect Our Performance—Risks Relating to Our Industry.”

Regulation of BofI Holding, Inc.

General. We are a unitary savings and loan holding company under the Home Owner’s Loan Act (“HOLA”), subject to regulatory oversight by the Fed Board. Prior to July 21, 2011 (the “Transfer Date”), the first anniversary date of the Dodd-Frank Act, we were subject to oversight and regulation by the OTS. Among other things, the Dodd-Frank Act transferred the supervision of savings and loan holding companies and their non-depository subsidiaries under HOLA from the OTS to the Fed Board. As of the Transfer Date, the OTS was abolished. The Dodd-Frank Act further provided that all regulations, guidelines and other advisory materials issued by the OTS on or before the Transfer Date with respect to savings and loan holding companies and their non-depository subsidiaries remained enforceable until terminated, superseded or otherwise changed by the Fed Board. Many aspects of the Dodd-Frank Act are subject to future rulemaking and that will be performed and take effect over the course of the next several years, making it difficult to anticipate the overall impact the Dodd-Frank Act will have on our business, financial condition and results of operations.

In light of the transfer of supervision from the OTS to the Fed Board, on the Transfer Date the Fed Board published (i) a supervisory letter describing the approach it will use initially in supervising savings and loan holding companies and (ii) a notice requesting comments on its proposal regarding the continuing enforcement of regulations governing savings and loan holding companies previously issued by the OTS. The following is a brief overview of the expected enforcement of OTS regulations by the Fed Board:

•

In general, the OTS’s regulations for the supervision of holding companies of savings and loan associations will continue to be enforced by the Fed Board, including regulations pertaining to acquisitions of savings associations, permissible activities, prohibited service by certain individuals, and investigative and formal examination proceedings. OTS regulations that reference the regulation of both savings associations and savings and loan holding companies will only be enforced by the Fed Board with respect to savings and loan holding companies.

•	Leverage capital requirements and risk based capital requirements applicable to depository institutions will be extended to savings and loan holding companies like the Company.

•

The Company will continue to be required to register and file reports disclosing its financial condition under OTS regulations, but it will now file those reports with the Fed Board rather than the OTS. However, in February 2011 the Fed Board published for comment a proposal to change periodic financial reporting by savings and loan holding companies to be consistent with reporting for bank holding companies and such proposal is still pending. We anticipate that such proposal will be adopted in the foreseeable future.

•

The Fed Board will have enforcement authority over the Company and any of our subsidiaries to the same extent as the OTS, including the ability to restrict or prohibit activities that are determined to be a serious risk to the Bank.

•

The Fed Board has stated that it intends to enforce the substantive provisions of the OTS’s acquisition regulations, including the requirement to file applications and the factors for reviewing such applications.

•

The Fed Board has stated that it intends to replace OTS regulations governing the processing of acquisitions and other types of analogous applications submitted by bank holding companies, including filing and notice requirements and hearing procedures, with its own provisions with respect to such matters.

•

The Fed Board will eliminate the OTS procedures for determining “control” of savings and loan holding companies, including the “rebuttal of control” factors and process, certification of ownership and rebuttal agreement, and instead apply the Fed Board’s change in bank control regulations to savings and loan holding companies. The Fed Board will also substitute its current practices and policies applicable to bank holding companies when reviewing investments in and relationships with savings and loan holding companies, including the Board’s policy statement on non-controlling equity investments in banks and bank holding companies. Although the Fed Board has stated that it will not revisit previous determinations by the OTS, it does foresee proposing rules to update and streamline regulations pertaining to control determinations for both bank holding companies and savings and loan holding companies.

The Fed Board expects to continue its review of OTS regulations and to consider substantive and procedural amendments. Inasmuch as we can not predict with certainty the substance of any amendments that may be proposed by the Fed Board, what the final amendments, if any, will contain and when such amendments may become effective, it is difficult to predict the overall impact of any such amendments on our business, financial condition and results of operations. In the meantime we expect to continue to operate under what are in effect the OTS’s regulations. As used herein, references to Fed Board regulations applicable to savings and loan association holding companies mean, and this discussion assumes the continued applicability of, the OTS’s regulations that survive the Transfer Date as Fed Board regulations.

Activities Restrictions. The primary governing statute for the supervision and regulation of savings and loan holding companies is HOLA, although there are other statutes that expressly apply to both savings and loan holding companies and bank holding companies, such as the Change in Bank Control Act and the Management Interlocks Act. As noted above, the Fed Board intends to issue an interim final rule that will codify the rules that will regulate the permissible activities for savings and loan holding companies. The Fed Board has stated that it intends to conform portions of the OTS’s regulations governing activities of savings and loan holding companies to those found in the Fed Board’s Regulation Y (which among other things limits non-banking activities in which bank holding companies may engage to activities “closely related to banking”), although Regulation Y will not per se apply to savings and loan holding companies. We currently engage only in activities that fall within the “closely-related to banking” standard and we expect that any non-banking activities in which we would engage would comply with the restrictions applicable to bank holding companies.

Mergers and Acquisitions. The Company must obtain approval from the Fed Board before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for the Company to acquire control of a savings institution, the Fed Board would consider, among many factors, the financial and managerial resources and future prospects of the Company and the target institution, the effect of the proposed acquisition on the risk to the insurance fund backing up federally-insured deposits, the convenience and the needs of the community and the impact of the proposed acquisition on competition. However, the standards for approving proposed mergers and acquisitions and the process for obtaining approval are likely to be subject to further review and modification by the Fed Board. It cannot be determined with certainty at this time what, if any, changes may result from such review and what the effect of any such changes will be on our ability to consummate future mergers and acquisitions that we may choose to undertake.

The Fed Board may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions; (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Regulation of Bank of Internet USA

General. As a federally-chartered savings and loan association whose deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank is subject to extensive regulation by the FDIC and, as of the Transfer Date, the OCC. Under the Dodd-Frank Act, the examination, regulation and supervision of savings and loan associations, such as the Bank, were transferred from the OTS to the OCC, the federal regulator of national banks under the National Bank Act. On the Transfer Date, the OCC issued a Joint Notice with the FDIC identifying the OTS regulations governing savings and loan associations that the OCC (with respect to federally-chartered savings associations) and the FDIC (with respect to sate-chartered savings associations) will enforce beginning on the Transfer Date. The OCC stated that the Joint Notice was not intended to effect any substantive changes. The OCC also stated that it will publish, with a request for comment, an interim final rule republishing the OTS regulations as OCC regulations. Like the Fed Board, the OCC states that it expects to continue its review of the OTS’s regulations and to consider substantive amendments. Inasmuch as we can not predict with certainty the substance of any amendments proposed by the OCC, what the final amendments, if any, will contain and when such amendments may become effective, it is difficult to predict the overall impact of the transition of supervision from the OTS to the OCC and of any amendments to the OTS’s rules and regulations on our business, financial condition and results of operations. In the meantime, we expect to continue to operate under what are in effect the OTS’s regulations and, as used herein, references to OCC regulations for savings and loan associations mean the OTS’s regulations as of the Transfer Date.

Lending activities and other investments of the Bank must comply with various statutory and regulatory requirements. the Bank is also subject to reserve requirements promulgated by the Fed Board. The OCC, together with the FDIC, will continue regular examinations of the Bank and prepare reports for the Bank’s board of directors on any deficiencies found in the operations of the Bank. The relationship between the Bank and its depositors and borrowers is also regulated by federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of mortgage documents utilized by the Bank.

The Bank must file periodic reports with the OCC concerning its activities and financial condition, in addition to obtaining any required regulatory approvals or exemptions prior to entering into specified transactions, such as mergers with or acquisitions of other financial institutions or raising capital. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the FDIC insurance fund and depositors. This regulatory structure also gives applicable regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OCC, the FDIC or the U.S. government, could have a material adverse effect on the Bank and our business, financial condition and results of operations.

Insurance of Deposit Accounts. The FDIC administers a deposit insurance fund (the “DIF”) that insures depositors in certain types of accounts up to a prescribed amount for the loss of any such depositor’s respective deposits due to the failure of an FDIC member depository institution. As the administrator of the DIF, the FDIC assesses its member depository institutions and determines the appropriate DIF premiums to be paid by each such institution. The FDIC is authorized to examine its member institutions and to require that they file periodic reports of their condition and operations. The FDIC may also prohibit any member institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the DIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the primary federal regulator, now the OCC, the opportunity to take such action. The FDIC may terminate an institution’s access to the DIF if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition. We do not know of any practice, condition or violation that might lead to termination of our access to the DIF.

The Bank is a member depository institution of the FDIC and its deposits are insured by the DIF up to the applicable limits, which are backed by the full faith and credit of the U. S. Government. Effective with the passing of the Dodd-Frank Act, the basic deposit insurance limit was permanently raised to $250,000, instead of the $100,000 limit previously in effect.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the DIF. As a result, the FDIC has significantly increased the initial base assessment rates paid by member institutions for access to the DIF. The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all member institutions due to recent bank and savings association failures. The emergency assessment amounted to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. Management cannot predict what insurance assessment rates will be in the future.

In addition, the FDIC may impose additional emergency special assessments of up to five basis points per quarter on each institution’s assets minus Tier 1 capital, if necessary, to maintain public confidence in the DIF or as a result of deterioration in the deposit DIF reserve ratio due to institution failures. Additionally, as an alternative to the special assessments, in September 2009, the FDIC adopted a rule that required member institutions to prepay its estimated quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. This new rule did not immediately impact our earnings because the prepayment is being amortized over time. Any additional emergency special assessment imposed by the FDIC will negatively impact our earnings.

Regulatory Capital Requirements and Prompt Corrective Action. The prompt corrective action regulation of the OCC requires mandatory actions and authorizes other discretionary actions to be taken by the OCC against a savings association that falls within undercapitalized capital categories specified in OCC regulations.

Under OCC regulations, an institution is “well capitalized” if it has a total risk-based capital ratio of at least 10.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a leverage ratio of at least 5.0%, with no written agreement, order, capital directive, prompt corrective action directive or other individual requirement by the OCC to maintain a specific capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage ratio of at least 4.0% (or 3.0% if it has a composite rating of “1” and is not experiencing or anticipating significant growth). OCC regulations also establish three categories for institutions with lower ratios: undercapitalized, significantly undercapitalized and critically undercapitalized. At June 30, 2011, the Bank met the capital requirements of a “well capitalized” institution under applicable OCC regulations.

In general, the prompt corrective action regulation prohibits an FDIC member institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC, but are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll-over brokered deposits.

If the OCC determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OCC may, if the institution is well capitalized, reclassify it as adequately capitalized. If the institution is adequately capitalized, but not well capitalized, the OCC may require it to comply with restrictions applicable to undercapitalized institutions. If the institution is undercapitalized, the OCC may require it to comply with restrictions applicable to significantly undercapitalized institutions. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized without the express permission of the institution’s primary regulator.

Capital regulations applicable to savings associations such as the Bank also require savings associations to meet three additional capital standards:

•	Tangible capital equal to at least 1.5% of total adjusted assets;

•	Leverage capital (core capital) equal to 4.0% of total adjusted assets; and

•	Risk-based capital equal to 8.0% of total risk-weighted assets.

These capital requirements are viewed as minimum standards and most financial institutions are expected to maintain capital levels well above the minimum. In addition, OCC regulations provide that minimum capital levels greater than those provided in the regulations may be established by the OCC for individual savings associations upon a determination that the savings association’s capital is or may become inadequate in view of its circumstances. the Bank is not subject to any such individual minimum regulatory capital requirement and the Bank’s regulatory capital exceeded all minimum regulatory capital requirements as of June 30, 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Standards for Safety and Soundness. The federal banking regulatory agencies have prescribed, by regulation, guidelines for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) asset quality; (vii) earnings; and (viii) compensation, fees and benefits. The guidelines set forth safety and soundness standards that the federal banking regulatory agencies use to identify and address problems at FDIC member institutions before capital becomes impaired. If the OCC determines that the Bank fails to meet any standard prescribed by the guidelines, the OCC may require us to submit to it an acceptable plan to achieve compliance with the standard. OCC regulations establish deadlines for the submission and review of such safety and soundness compliance plans in response to any such determination. We are not aware of any conditions relating to these safety and soundness standards that would require us to submit a plan of compliance to the OCC.

Loans-to-One-Borrower Limitations. Savings associations generally are subject to the lending limits applicable to national banks. With limited exceptions, the maximum amount that a savings association or a national bank may lend to any borrower, including related entities of the borrower, at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings associations are additionally authorized to make loans to one borrower by order of its regulator, in an amount not to exceed the lesser of $30.0 million or 30% of unimpaired capital and surplus for the purpose of developing residential housing, if the following specified conditions are met:

•	The purchase price of each single family dwelling in the development does not exceed $500,000;

•	The savings association is in compliance with its fully phased-in capital requirements;

•	The loans comply with applicable loan-to-value requirements; and

•	The aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.

Qualified Thrift Lender Test. Savings associations must meet a qualified thrift lender, or “QTL,” test. This test may be met either by maintaining a specified level of portfolio assets in qualified thrift investments as specified by the HOLA, or by meeting the definition of a “domestic building and loan association” under the Internal Revenue Code of 1986, as amended, or the Code. Qualified thrift investments are primarily residential mortgage loans and related investments, including mortgage related securities. Portfolio assets generally mean total assets less specified liquid assets, goodwill and other intangible assets and the value of property used in the conduct of the Bank’s business. The required percentage of qualified thrift investments under the HOLA is 65% of portfolio assets. An association must be in compliance with the QTL test or the definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. At June 30, 2011, the Bank was in compliance with its QTL requirement and met the definition of a domestic building and loan association.

Liquidity Standard. Savings associations are required to maintain sufficient liquidity to ensure safe and sound operations. As of June 30, 2011, the Bank was in compliance with the applicable liquidity standard.

Transactions with Related Parties. The authority of the Bank to engage in transactions with “affiliates” (i.e., any company that controls or is under common control with it, including the Company and any non-depository institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of a savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies, and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act generally prohibits loans by public companies to their executive officers and directors. However, there is a specific exception for loans by financial institutions, such as the Bank, to its executive officers and directors that are made in compliance with federal banking laws. Under such laws, our authority to extend credit to executive officers, directors, and 10% or more shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans the Bank may make to insiders based, in part, on its capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and can not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

Capital Distribution Limitations. Regulations applicable to the Bank impose limitations upon all capital distributions by savings associations, like cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. Under these regulations, a savings association may, in circumstances described in those regulations:

•	Be required to file an application and await approval from the OCC before it makes a capital distribution;

•	Be required to file a notice 30 days before the capital distribution; or

•	Be permitted to make the capital distribution without notice or application to the OCC.

Community Reinvestment Act and the Fair Lending Laws. Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the OCC to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution’s failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the OCC, other federal regulatory agencies or the Department of Justice, taking enforcement actions against the institution. To the best of our knowledge, the Bank is in full compliance with each of the Community Reinvestment Act, the Equal Credit Opportunity Act and the Fair Housing Act and we do not anticipate the Bank becoming the subject of any enforcement actions.

Federal Home Loan Bank System. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the board of directors of the individual FHLB. As an FHLB member, the Bank is required to own capital stock in a Federal Home Loan Bank in specified amounts based on either its aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each calendar year or its outstanding advances from the FHLB.

Federal Reserve System. The Fed Board requires all depository institutions to maintain noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. At June 30, 2011, the Bank was in compliance with these requirements.

Activities of Subsidiaries. A savings association seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through a subsidiary must provide 30 days prior notice to the FDIC and the OCC and conduct any activities of the subsidiary in compliance with regulations and orders of the OCC. The OCC has the power to require a savings association to divest any subsidiary or terminate any activity conducted by a subsidiary that the OCC determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

Consumer Laws and Regulations. The Dodd-Frank Act established the Bureau of Consumer Financial Protection (“BCFP”) in order to regulate any person who offers or provides personal, family or household financial products or services. The BCFP is an independent “watchdog” within the Federal Reserve System to enforce and create “Federal consumer financial laws.” Banks as well as nonbanks are subject to any rule, regulation or guideline created by the BCFP. The only authority the Fed Board has over the BCFP is the authority to delegate examinations regarding compliance with “Federal consumer financial laws.” Except for the power of the Fed Board to reject any rules of the BCFP in extremely limited situations, the BCFP may promulgate any consumer financial rule or guideline, and exempt whomever it wants therefrom. If a court interprets a BCFP regulation or guideline, a court may only consider the BCFP’s interpretation of the rule or guideline. Subject to certain limited exemptions, persons subject to the BCFP include anyone who offers or provides consumer financial products or services, including banks, savings associations, credit unions, mortgage brokers, debt collectors and consumer credit reporting agencies. The apparent goal is to have only one agency in charge of protecting consumers by overseeing the application and implementation of “Federal consumer financial laws,” which includes (i) rules, orders and guidelines of the BCFP, (ii) all consumer financial protection functions, powers and duties transferred from other federal agencies, such as the Fed Board, the OCC, the FDIC, the Federal Trade Commission, and the Department of Housing and Urban Development, and (iii) a long list of consumer financial protection laws enumerated in the Dodd-Frank Act, such as the Electronic Fund Transfer Act, the Consumer Leasing Act of 1976, the Alternative Mortgage Transaction Parity Act of 1982, the Equal Credit Opportunity Act, the Expedited Funds Availability Act, the Truth in Lending Act and the Truth in Savings Act, among many others. The BCFP has broad examination and enforcement authority, including the power to issue subpoenas and cease and desist orders, commence civil actions, hold investigations and hearings and seek civil penalties, as well as the authority to regulate disclosures, mandate registration of any covered person and to regulate what it considers unfair, deceptive, abusive practices.

However, savings associations with $10 billion or less in assets, such as the Bank, will continue to be examined for compliance with the consumer laws by their primary bank regulators. Such laws and regulations and the other consumer protection laws and regulations to which the Bank has been subject have historically mandated certain disclosure requirements and regulated the manner in which financial institutions must deal with customers when taking deposits from, making loans to, or engaging in other types of transactions with, such customers. The effect of the BCFP on the development and promulgation of consumer protection rules and guidelines and the enforcement of federal “consumer financial laws” on the Bank, if any, cannot be determined with certainty at this time.

Privacy Standards. The Gramm-Leach-Bliley Act (“GLBA”) modernized the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. The Bank is subject to OCC regulations implementing the privacy protection provisions of the GLBA. These regulations require the Bank to disclose its privacy policy, including informing consumers of its information sharing practices and informing consumers of their rights to opt out of certain practices.

Anti-Money Laundering and Customer Identification. The U.S. government enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) on October 26, 2001 in response to the terrorist events of September 11, 2001. The USA Patriot Act gives the federal government broad powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. In February 2010, Congress re-enacted certain expiring provisions of the USA Patriot Act.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents selected consolidated financial and other data for the Company at or for the years ended June 30, 2011, 2010 and 2009.

The selected consolidated financial data for each of the years ended June 30, 2011, 2010 and 2009 are derived from the Company’s audited consolidated financial statements. Our consolidated financial statements for each of the three fiscal years ended June 30, 2010, 2009 and 2008 were audited by an independent registered public accounting firm. The summary below should be read in conjunction with our audited consolidated financial statements, the related notes thereto, and the other detailed information included in our 2011 and 2010 Annual Reports on Form 10-K.

	At or for the Fiscal Years Ended June 30,
	2011	2010	2009
	(Dollars in thousands)
Statement of Condition
Total assets	$1,940,087	$1,421,081	$1,302,208
Loans - net of allowance for loan losses	1,325,101	774,899	615,463
Loans held for sale	20,110	5,511	3,190
Allowance for loan loss	7,419	5,893	4,754
Securities - trading	5,053	4,402	5,445
Securities - available for sale	145,671	242,430	265,807
Securities - held to maturity	370,626	320,807	350,898
Total deposits	1,340,325	968,180	648,524
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	305,000	182,999	262,984
Subordinated debentures	7,655	5,155	165,155
Total stockholders' equity	147,766	129,808	88,939
Statement of Income
Interest income	92,935	85,572	77,778
Interest expense	34,422	34,953	41,419

Net interest income	58,513	50,619	36,359
Provision for credit losses	5,800	5,775	4,730
Net gains (loss) on investment securities	1,530	5,960	(8,595)
Other non-interest income	6,463	2,356	1,908
Non-interest expenses	26,534	17,283	12,894

Income before income taxes	34,172	35,877	12,048
Income taxes	13,593	14,749	4,906

Net income	$20,579	$21,128	$7,142

Net income attributable to common stock	$20,270	$20,517	$6,452

	At or for the Fiscal Years Ended June 30,
	2011	2010	2009

Per Share Data
Net income per share—basic	$1.88	$2.31	$0.78
Net income per share—diluted	$1.87	$2.22	$0.77
Dividends declared per common share	$—	$—	$—
Dividends declared per Series A preferred share	$600.00	$600.00	$600.00
Book value per common share	$13.67	$12.25	$9.79
Tangible book value per common share	$13.67	$12.25	$9.79
Weighted average number of common shares—basic	10,763,571	8,869,453	8,284,938
Weighted-average number of common shares—diluted	10,857,470	9,396,652	8,876,991
Key Performance Ratios
Return on average assets	1.26%	1.56%	0.59%
Return on average common shareholders’ equity	15.17%	21.17%	8.79%
Interest-rate spread	3.50%	3.64%	2.83%
Net interest margin	3.67%	3.83%	3.04%
Efficiency ratio	39.90%	29.33%	43.46%
Shareholders’ equity/total assets	7.62%	9.13%	6.83%
Asset Quality Ratios
Net charge-offs to average loans outstanding	0.45%	0.69%	0.43%
Nonperforming loans to total loans	0.72%	1.48%	0.45%
Nonperforming assets to total assets	0.99%	1.01%	0.65%
Allowance for loan losses to total loans held for investment at end of period	0.56%	0.75%	0.76%
Allowance for loan losses to nonperforming loans	77.18%	50.35%	167.39%
Capital Ratios
Total risk-based capital	13.01%	15.25%	11.73%
Tier 1 capital	12.41%	14.56%	11.14%
Tier 1 leverage capital	7.99%	8.79%	6.98%
Market Price
High	$16.80	$18.23	$7.89
Low	$11.15	$6.13	$3.40

DESCRIPTION OF PREFERRED STOCK

In this offering, we are offering 1,065 shares of 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”). On September 7, 2011 we also consummated the offer and sale of an additional 12,117 shares of preferred stock. This prospectus supplement summarizes specific terms and provisions of the Preferred Stock. Terms that apply generally to our preferred stock are described under “Description of Preferred Stock” in the accompanying prospectus. The terms of the Preferred Stock include those stated in a certificate of designations, which was filed as an exhibit to a Current Report on Form 8-K filed on September 2, 2011, and an amendment to the certificate of designations filed as an exhibit to a Current Report on Form 8-K filed on September 7, 2011, which are both incorporated by reference into this prospectus supplement and the accompany prospectus and the registration statement of which they form a part. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Certificate of Incorporation, as amended and restated (our “Certificate of Incorporation”), including the certificate of designations for the Preferred Stock. You should read our Certificate of Incorporation, including the certificate of designations, for the provisions that are important to you.

As used in this section, the terms “BofI,” “the Company,” “we,” “us,” and “our” refer to BofI Holding, Inc. and not any of its subsidiaries.

General

Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share. Prior to the issuance of the Preferred Stock, there is outstanding 515 shares of Series A preferred stock. The Preferred Stock constitutes a second series of our preferred stock, consisting of up to 18,000 shares, par value $0.01 per share, having a liquidation preference of $1,000 per share. Of this amount, an aggregate of 13,182 shares of Preferred Stock, consisting of 12,117 shares previously offered by the company and 1,065 shares offered hereby, will be issued and outstanding upon the consummation of this offering. The holders of the Preferred Stock will have no preemptive rights. All of the shares of the Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable.

The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with our authorized shares of Series A 6% Cumulative Nonparticipating Perpetual Convertible Preferred Stock and each other class or series of capital stock that we may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (collectively, the “parity securities”), and (2) senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (collectively, the “junior securities”). See “Description of Preferred Stock” in the accompanying prospectus for a description of our authorized preferred shares.

We will not be entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least two-thirds of the shares of our Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Voting Rights.” We may, however, from time to time, without notice to or consent from holders of the Preferred Stock, create and issue parity securities and junior securities.

As of the date of this prospectus supplement, we are authorized to issue up to 25,000,000 shares of common stock, par value $.01 per share. As of June 30, 2011, 11,151,963 shares of our common stock were issued and 10,436,332 shares of our common stock were outstanding.

Dividends

Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 6.0%. Subject to the foregoing, dividends will be payable in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”) commencing on October 15, 2011. Each dividend will be payable to holders of record as they appear on our stock register on the first day of the month, whether or not a business day, in which the relevant dividend payment date occurs. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Stock) to but excluding the following dividend payment date is herein referred to as a “dividend period.” Dividends payable for each dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid. The term “business day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and declare a dividend on the Preferred Stock for a dividend period, or if the board of directors authorizes and declares less than a full dividend, we will have no obligation to pay any dividend or full dividend for that period, whether or not our board of directors authorizes and declares dividends on the Preferred Stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.

There will be no sinking fund with respect to dividends.

For a discussion of the tax consequences of dividends paid on the Preferred Stock, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Dividends” and “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders—Dividends.”

Dividend Stopper

So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior securities (other than a dividend payable solely in shares of junior securities) and (2) no shares of junior securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of junior securities for or into other junior securities, or the exchange or conversion of one share of junior securities for or into another share of junior securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity securities bear to each other.

Optional Conversion Right

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 61.92 shares of our common stock (which reflects an approximate initial conversion price of $16.15 per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution and other adjustments and subject to the limitations set forth below under “—Limitation on Beneficial Ownership.”

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the dividend period in which you elect to convert, you will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the corresponding dividend payment date, you will receive that dividend on the relevant dividend payment date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related dividend payment date, you must pay to the conversion agent when you convert your shares of Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless your shares of Preferred Stock are being converted as a consequence of a mandatory conversion at our option, as described below under “—Mandatory Conversion at Our Option.”

Mandatory Conversion at Our Option

If the closing price of our common stock exceeds $20.50 for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, including the last trading day of such period, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate. The Company will provide notice of its election to cause conversion within five trading days after the end of the 30 consecutive trading day period.

If less than all of the shares of Preferred Stock are converted, the conversion agent will select the Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary. If the conversion agent selects a portion of your Preferred Stock for partial mandatory conversion and you convert a portion of the same shares of Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

We refer to the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our common stock on NASDAQ as the “closing price” of the common stock on any determination date. If the common stock is not traded on NASDAQ on any determination date, the closing price of the common stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on NASDAQ shall be such closing price and last reported sale price as reflected on the website of NASDAQ (http://www.nasdaq.com) or any successor thereto, and as reported by Bloomberg Professional Service or any successor thereto; except that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of NASDAQ and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of NASDAQ will govern.

For purposes of calculating the “closing price” of our common stock, if a reorganization event (as defined below under “—Reorganization Events”) has occurred and (1) the exchange property consists only of shares of common stock, the “closing price” shall be based on the closing per share price of such common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by our board of directors from time-to-time) of any other securities or property paid to our shareholders in connection with the reorganization event.

To exercise the mandatory conversion right described above, we must provide a notice of such conversion to each holder of our Preferred Stock or issue a press release for publication and make this information available on our website, if any. The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no more than 20 and not less than 10 days after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Preferred Stock; and

•	the number of shares of Preferred Stock to be converted.

Conversion Procedures

Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, shares of our common stock will be issued to you or your designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the conversion agent if shares of the Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of a holder, if the holder’s interest is in certificated form, the holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Preferred Stock is initially the transfer agent. A holder may obtain a copy of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us described above. Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, or in the case of global certificates or uncertificated shares, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date, except to the extent that all or a portion of such common stock is subject to the limitation on beneficial ownership described under “—Limitation on Beneficial Ownership.” Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Redemption

At our option, the Preferred Stock will be subject to mandatory redemption in whole or in part no earlier than three years from the date of issuance at the Redemption Price. If only a portion of the Preferred Stock is to be redeemed, the shares of the Preferred Stock to be redeemed shall be selected on a pro rata basis. If the Company elects to exercise its right of redemption it must provide 30 days notice to the holders of Preferred Stock to be redeemed, and provide them the opportunity to exercise their conversion right.

The Redemption Price will be $1,080 three years after the issuance date, $1,050 four years after the issuance date, and $1,030 five years or more after the issuance date.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of the Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of the Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of the Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Preferred Stock to convert mandatorily.

Reorganization Events

In the event of:

(a) any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will receive a distribution of cash, securities or other property of us or another person;

(c) any reclassification of the common stock into securities, including securities other than the common stock; or

(d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock, become convertible into the kind and amount of securities, cash and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of common stock equal to the conversion rate per share of the Preferred Stock prior to the reorganization event would have owned or been entitled to receive upon the reorganization event (such securities, cash and other property or assets, the “exchange property”). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election. Holders have the right to convert their shares of Preferred Stock in the event of certain acquisitions as described under “—Conversion upon Certain Acquisitions.” In connection with certain reorganization events, holders of the Preferred Stock may have the right to vote as a class, see “—Voting Rights.”

Anti-Dilution and Other Adjustments

The conversion rate will be adjusted in the following circumstances:

(1) If we pay dividends or other distributions on the common stock in common stock, then the conversion rate in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

OS1 / OS0

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to ex-date for such dividend or distribution.

OS1 =	the sum of the number of shares of common stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of shares of our common stock constituting such dividend or distribution.

(2) If we subdivide, split or combine the shares of common stock, then the conversion rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1 / OS0

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(3) If we issue to all or substantially all holders of the shares of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of our common stock at less than the current market price, as defined below, of the common stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

(OS0 + X) / (OS0 + Y)

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to the ex-date for such distribution.

X =	the total number of shares of common stock issuable pursuant to such rights or warrants.

Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors).

(4) If we distribute to all or substantially all holders of shares of our common stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (1) above, any rights or warrants referred to in clause (3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “distributed property”), then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

SP0 / (SP0 – FMV)

Where,

SP0 =	the current market price per share of common stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of common stock on such date as determined by our board of directors;

provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of the Preferred Stock shall receive on the date on which the distributed property is distributed to holders of the shares of our common stock, for each share of Preferred Stock, the amount of distributed property such holder of Preferred Stock would have received had such holder of Preferred Stock owned a number of shares of our common stock equal to the conversion rate on the ex-date for such distribution.

In a “spin-off,” where we make a distribution to all or substantially all holders of our shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the conversion rate will be adjusted on the fifteenth trading day after the effective date of the distribution by multiplying such conversion rate in effect immediately prior to such fifteenth trading day by the following fraction:

(MP0 + MPS) / MP0

Where,

MP0 =	the average of the closing prices of the common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution.

MPS =	the average of the closing prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of common stock over the first ten trading days commencing on and including the fifth trading day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors.

(5) If we make a distribution consisting exclusively of cash to all or substantially all holders of the common stock, excluding (a) any cash dividend on the common stock to the extent that the aggregate cash dividend per share of the common stock does not exceed $0.30 in any fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed in a reorganization event (as described below) or as part of a “spin-off” referred to in clause (4) above, (c) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, then in each event, the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

SP0 / (SP0 – DIV)

Where,

SP0 =	the closing price per share of common stock on the ex-date.

DIV =	the amount per share of common stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the dividend threshold amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5).

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of the Preferred Stock shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of shares of our common stock, for each share of Preferred Stock, the amount of cash such holder would have received had such holder owned a number of shares equal to the conversion rate on the ex-date for such distribution.

(6) If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of the common stock exceeds the closing price per share of the common stock on the trading day immediately succeeding the expiration of the tender or exchange offer, then the conversion rate in effect at the close of business on such immediately succeeding trading day will be multiplied by the following fraction:

(AC + (SP0 x OS1)) / (OS0 x SP0)

Where,

SP0 =	the closing price per share of common stock on the trading day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of common stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of common stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

(7) To the extent that we have a rights plan in effect with respect to the common stock on any conversion date, upon conversion of any shares of the Preferred Stock, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the shares of our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of the common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(8) If dividends on any shares of Preferred Stock or any other series of voting preferred stock have not been declared and paid for the equivalent of six or more unique dividend periods, whether or not consecutive (a “nonpayment”), then the conversion rate in effect immediately prior to the nonpayment will be divided by 0.9, but no such adjustment shall be made more than twice.

In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of the shares (or issuance of rights or warrants to acquire the shares) or from any event treated as such for income tax purposes or for any other reason; provided, that the Company may not increase the conversion rate if doing so would require approval of the Company’s stockholders under Rule 5635(b) or (d) of the NASDAQ Listing Rules, unless the Company has first obtained approval of its stockholders in accordance with such Rule.

For a discussion of the tax consequences of a change in the conversion rate, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Adjustment of the Conversion Rate” and “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders—Adjustment of the Conversion Rate” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share of common stock. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on an optional conversion date or a mandatory conversion date, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment as a result of holding the Preferred Stock, without having to convert the Preferred Stock, as if they held the full number of shares of common stock into which a share of the Preferred Stock may then be converted.

The applicable conversion rate will not be adjusted:

(a) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the shares of Preferred Stock were first issued;

(d) for a change in the par value or no par value of the common stock; or

(e) for accrued and unpaid dividends on the Preferred Stock.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

The “current market price” on any date is the average of the daily closing prices per share of the common stock or other securities on each of the five consecutive trading days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the common stock or other securities trade without the right to receive such issuance or distribution.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

Common Stock Rights

Reference is made to the “Description of Common Stock” for a description of the rights of holders of common stock to be delivered upon conversion of the Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per share of Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of our common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

The holders of the Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

So long as any shares of Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock and all other series of voting preferred stock entitled to vote thereon (meaning any series of our preferred stock ranking equally with the Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our Certificate of Incorporation or the certificate of designations for the shares of Preferred Stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•

amend, alter or repeal the provisions of our Certificate of Incorporation or the certificate of designations for the shares of Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the shares of Preferred Stock, taken as a whole; or

•

consummate a binding share exchange or reclassification involving the shares of Preferred Stock or a merger or consolidation of us with another entity, unless in each case (i) shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (ii) such shares of Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Preferred Stock.

Whether a plurality, majority or other portion of the Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Preferred Stock and such other voting preferred stock voted.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more but not all series of voting preferred stock (including the Preferred Stock for this purpose), then only the series of preferred stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of preferred stock.

Without the consent of the holders of the Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole, we may amend, alter, supplement, or repeal any terms of our Certificate of Incorporation or the certificate of designations for the shares of Preferred Stock for the following purposes:

•	to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

•	to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of the certificate of designations for the Preferred Stock.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our common stock, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

Computershare Investor Services will act as initial transfer agent, registrar and paying agent for the payment of dividends for the Preferred Stock and the conversion agent for the conversion of the Preferred Stock.

We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Replacement of Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

However, we are not required to issue any certificates representing the Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of the Preferred Stock by (i) employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies, (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applies, (iii) plans or programs not subject to ERISA or Section 4975 of the Code, but subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to as Similar Laws, and (iv) entities whose underlying assets are considered to include “plan assets” as defined under ERISA of such plans, accounts and arrangements (each of which we call a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the shares of the Preferred Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions and Plans whose underlying assets are deemed for purposes of ERISA or the Code to include “plan assets”, which we collectively refer to as “ERISA Plans”, from engaging in certain prohibited transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in (i) an excise tax, (ii) rescission of a non-exempt prohibited transaction, or (iii) or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the shares of the Preferred Stock are acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief is available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the shares of the Preferred Stock. Those class exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts; and

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

No assurance can be made that all of the conditions of any such exemption will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the shares of the Preferred Stock by a Plan, the shares of the Preferred

Stock may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the shares of the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the shares of Preferred Stock or any interest in the shares of the Preferred Stock will be deemed to have represented by its purchase and holding of the shares of the Preferred Stock that:

•

it is not a Plan and is not (and for so long as it holds the Preferred Stock or interest therein will not) purchasing the shares of the Preferred Stock or interest in the shares of the Preferred Stock on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the shares of the Preferred Stock or interest in the shares of the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws; or

•

it will not sell or otherwise transfer the shares of Preferred Stock or any interest therein to a purchaser or transferee that will not make the same representations and agreements with respect to its purchase and holding of the Preferred Stock.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of shares of the Preferred Stock on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of shares of the Preferred Stock, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the shares of the Preferred Stock by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of shares of the Preferred Stock to a Plan is in no respect, a representation by us or the Placement Agent that any investment in the shares of the Preferred Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In this section, we summarize certain material United States (“U.S.”) federal income tax considerations relating to the purchase, beneficial ownership, conversion and disposition of the Preferred Stock and the ownership and disposition of our common stock received in respect thereof. This summary deals only with taxpayers who will hold the Preferred Stock and our common stock as capital assets (as defined in the Code).

We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to you if you are a holder subject to special rules, such as a bank, thrift or other financial institution, real estate investment trust, regulated investment company, personal holding company, insurance company or a broker, trader or dealer in securities or currencies. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that holds the Preferred Stock or our common stock;

•

the U.S. federal income tax consequences to you if you are a partnership or other entity classified as a partnership or U.S. federal income tax purposes that holds the Preferred Stock or our common stock;

•	the U.S. federal income tax consequences to you if you are a U.S. expatriate who holds the Preferred Stock or our common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock;

•

the U.S. federal income tax consequences to you if you hold the Preferred Stock or our common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if your “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock.

This summary is based on the Code, U.S. Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES FOR HOLDERS RELATING TO THE PURCHASE, BENEFICIAL OWNERSHIP, CONVERSION AND DISPOSITION OF THE PREFERRED STOCK AND THE OWNERSHIP AND DISPOSITION OF OUR PREFERRED STOCK RECEIVED UPON CONVERSION THEREOF. ALL PERSONS CONSIDERING AN INVESTMENT IN THE PREFERRED STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP, CONVERSION AND DISPOSITION OF THE PREFERRED STOCK AND COMMON STOCK RECEIVED UPON CONVERSION OF THE PREFERRED STOCK IN THEIR PARTICULAR CIRCUMSTANCES AND REGARDING THE TAX CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP, CONVERSION AND DISPOSITION OF THE PREFERRED STOCK AND COMMON STOCK ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION AND UNDER ANY APPLICABLE TAX TREATY.

You are a “U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Preferred Stock or our common stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership holding the Preferred Stock or our common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the Preferred Stock or our common stock.

U.S. Holders

Dividends. Any distribution with respect to the Preferred Stock or our common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid.

If you are a qualifying corporate U.S. Holder that meets the holding period and other requirements under the Code for the dividends-received deduction, dividends will be eligible for the 70% dividends received deduction. Under Code section 246A, a corporate Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as the Preferred Stock and our common stock must reduce the amount of the dividends-received deduction allowed.

In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in your shares of Preferred Stock or our common stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

If you are a noncorporate U.S. Holder, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income r by certain non-corporate U.S. Holders, including individuals, generally will be taxable to you at a maximum rate of 15%. These reduced rates are scheduled to expire for tax years beginning after December 31, 2012. For taxable years beginning on or after January 1, 2013, all dividends, including qualified dividends, will be taxable at the ordinary income rates then in effect, unless Congress extends the sunset date for this provision.

Distributions with respect to the Preferred Stock or our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Preferred Stock or our common stock, that would be applied against and reduce (but not below zero) your tax basis in your Preferred Stock or common stock. Any remaining excess would be treated as capital gain realized on the sale or exchange of your Preferred Stock or common stock, as more fully described below under “—Sale, Exchange or Other Disposition.” If you are a corporate U.S. Holder, you would not be entitled to a dividends-received deduction on this portion of the distribution.

Sale, Exchange or Other Disposition. Upon a sale, exchange or other disposition of the Preferred Stock or our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. Holders of record who have not previously included such dividends in income) and your adjusted tax basis in the Preferred Stock or our common stock. Your adjusted tax basis in the Preferred Stock or our common stock at the time of any such disposition generally should equal your initial tax basis in the Preferred Stock or our common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if you have held the Preferred Stock or our common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Redemption. If we redeem your shares of Preferred Stock, it generally would be a taxable event. You will be treated as if you had sold your Preferred Stock if the redemption either (i) results in a complete termination of your stock interest in us; (ii) is substantially disproportionate with respect to you; or (iii) is not essentially equivalent to a dividend with respect to you. In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned by you, must be taken into account. If we redeem your Preferred Stock in a redemption that meets one of these tests, you generally will recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property received by you less your adjusted basis in the Preferred Stock that was redeemed. This gain or loss will be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year.

If a redemption does not meet any of the tests described above, you generally will be taxed on the cash and fair market value of the property you received as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current and accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis in the redeemed and remaining Preferred Stock and/or common stock that you own.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or an estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year, and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its net gains from the disposition of the Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Preferred Stock.

Conversion of the Preferred Stock into Our Common Stock. The conversion of Preferred Stock into common stock generally will constitute a recapitalization (as defined in Section 368(a)(1)(E) of the Code), and, therefore, you generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock. The adjusted tax basis of our common stock that you receive on conversion will equal the adjusted tax basis of the Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which you held the Preferred Stock prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received in lieu of a fractional common share that is attributable to any declared and unpaid dividends on the Preferred Stock will be taxed as a dividend as described above under “U.S. Holders—Dividends.”

Adjustment of the Conversion Rate. The conversion rate of the Preferred Stock is subject to adjustment under certain circumstances, as described above under “Description of Preferred Stock – Anti-Dilution and Other Adjustments.” In addition, U.S. Treasury regulations promulgated under Section 305 of the Code treat a U.S. Holder of the Preferred Stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner as described above under “U.S. Holders—Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. Holder of the Preferred Stock in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend paid to holders of our common stock will generally give rise to a deemed taxable dividend to the holders of the Preferred Stock to the extent of our current and accumulated earnings and profits. In certain other circumstances, an adjustment to the conversion rate of the Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. Holders of our common stock. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. However, the U.S. Treasury regulations provide that adjustments to the conversion rate made pursuant to a “bona fide reasonable adjustment formula” which has the effect of preventing dilution of the interest of the U.S. Holders of the Preferred Stock will generally not be considered to result in a constructive dividend distribution.

We may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of the shares (or issuance of rights or warrants to acquire the shares) or from any event treated as such for income tax purposes or for any other reason; provided, that the Company may not increase the conversion rate if doing so would require approval of the Company’s stockholders under Rule 5635(b) or (d) of the NASDAQ Listing Rules, unless the Company has first obtained approval of its stockholders in accordance with such Rule.

Backup Withholding and Information Reporting. Information returns will be filed with the Internal Revenue Service, which we refer to as the IRS, with respect to dividend payments and other taxable distributions we make with respect to the Preferred Stock or our common stock and the proceeds paid from the sale or redemption of the Preferred Stock or our common stock. You may also be subject to backup withholding (currently at a rate of 28%) with respect to such distributions and proceeds unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you will be subject to backup withholding unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

Dividends. In general, dividends (including any constructive distributions taxable as dividends) with respect to the Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, are attributable to your permanent establishment in the U.S., are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. If you are a corporation, any such effectively connected dividends received by you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Sale, Exchange or Other Disposition. Any gain that you realize upon a sale, exchange or other disposition of the Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, is attributable to your permanent establishment in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the Preferred Stock or our common stock, and you are not eligible for any treaty exemption. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation for federal income tax purposes.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the U.S.

Conversion of the Preferred Stock into Our Common Stock. You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “Non-U.S. Holders—Sale, Exchange or Other Disposition.”

Adjustment of the Conversion Rate. As described above under “U.S. Holders—Adjustment of the Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a Non-U.S. Holder in our earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “Non-U.S. Holders—Dividends.” Any constructive dividend deemed paid to you will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the constructive dividend would be withheld from subsequent payments on the Preferred Stock or our common stock. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax. If the constructive dividend is effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, is attributable to your permanent establishment in the U.S., it is not subject to withholding, but instead it is subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. See discussion above under “Non-U.S. Holders – Dividends” regarding the application of the branch profits tax to foreign corporations with effectively connected income.

Backup Withholding and Information Reporting. In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of the Preferred Stock or our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we generally must report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities. Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions , investment funds and other Non-U.S. Holders that fail to comply with the information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

PLAN OF DISTRIBUTION

Pursuant to a placement agent agreement dated as of September 30, 2011 between us and B. Riley & Co., LLC, we have engaged B. Riley & Co., LLC as our exclusive placement agent to solicit offers to purchase the Preferred Stock offered under this prospectus supplement. B. Riley & Co., LLC is not purchasing any Preferred Stock for its own account in this offering and is not required to arrange the purchase or sale of any specific number or dollar amount of the securities.

B. Riley & Co., LLC has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering. There is no requirement that any minimum number of Preferred Stock or dollar amount of Preferred Stock be sold in this offering and there can be no assurance that we will sell all or any of the Preferred Stock being offered. We will enter into Subscription Agreements directly with the investors who purchase securities in this offering. The placement agent agreement and the Subscription Agreements provide that the obligations of B. Riley & Co., LLC and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel.

We currently anticipate that the closing of this offering will take place on or before October 5, 2011. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	B. Riley & Co., LLC, as placement agent, will receive the placement agent fees in accordance with the terms of the placement agent agreement; and

•	we will deliver the shares of Preferred Stock to the investors.

We have agreed to pay B. Riley & Co., LLC an aggregate fee equal to 4.5%, or approximately $6,750, of the gross proceeds from the sale of the Preferred Stock in this offering to all investors, excluding sales to certain investors introduced by us. We will not reimburse B. Riley & Co., LLC for expenses incurred by it in connection with this offering. Under no circumstances will the fee, commission or discount received by B. Riley & Co., LLC or any other member of the Financial Institutions Regulatory Authority (FINRA) or independent broker-dealer exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to this prospectus supplement and the accompanying prospectus.

The following table shows the per share and total placement agent fees we will pay in connection with the sale of the Preferred Stock offered hereby, assuming the purchase of all of the Preferred Stock we are offering.

Per Share Placement Agent Fees	$	6.34	(1)
Total	$	6,750

(1)	Based on a rate of 4.5% of gross offering proceeds, excluding sales to certain investors introduced by us.

After deducting the fees due to the placement agent, we expect the net proceeds from this offering to be approximately $1.1 million.

We have agreed to indemnify B. Riley & Co., LLC and certain other persons against certain liabilities relating to or arising out of B. Riley & Co., LLC’s activities. We have also agreed to contribute to payments B. Riley & Co., LLC may be required to make in respect of such liabilities. We have agreed to indemnify B. Riley & Co., LLC and specified other persons against some civil liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that B. Riley & Co., LLC may be required to make in respect of such liabilities.

We, along with Gregory Garrabrants, our President and Chief Executive Officer, Andrew J. Micheletti, our Executive Vice President and Chief Financial Officer, and Theodore Allrich, the Chairman of our Board of Directors, have agreed that we will not offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock, without the prior written consent of B. Riley & Co., LLC, for a period of 30 days, in the case of the Company, and 90 days, in the case of individuals, from the date of August 31, 2011. The lock-up provisions summarized above are subject to certain exceptions, including, with respect to Messrs. Garrabrants, Micheletti and Allrich, transfers of common stock as bona fide gifts, and with respect to us, the issuance of common stock or options to purchase common stock, or common stock upon exercise of options, pursuant to our equity incentive plans, the issuance of common stock as consideration for acquisitions and the issuance of securities convertible into or exercisable or exchangeable for common stock provided that the conversion, exercise or exchange price is greater than the market price at such time.

B. Riley & Co., LLC may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Preferred Stock sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, B. Riley & Co., LLC would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by B. Riley & Co., LLC acting as principal. Under these rules and regulations, until it has completed its participation in the distribution, B. Riley & Co., LLC:

•	may not engage in any stabilization activity in connection with our securities, other than as permitted under the Exchange Act; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act.

B. Riley & Co., LLC and its affiliates beneficially own no shares of our common stock.

A copy of the Subscription Agreement we entered into with the purchasers and the form of Placement Agent Agreement will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The transfer agent for our common stock is Computershare Investor Services, located at 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “BOFI.” The shares of Preferred Stock issued to the investors in this offering will not initially be listed on any securities exchange or included in any automated quotation system. B. Riley & Co., LLC, has informed us that it intends to apply for listing of the Preferred Stock on the OTCBB, following completion of the offering, though we cannot provide any assurance that such listing will be achieved or maintained. Accordingly, there can be no assurance that an active trading market for the Preferred Stock will develop, or, if developed, that an active trading market will be maintained.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by our legal counsel, Reed Smith LLP, Los Angeles, California. The Placement Agent is being represented in connection with this offering by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

Crowe Horwath LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2011 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s reports, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a web site at www.bofiholding.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet web site copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K and Form 10-KA for the fiscal year ended June 30, 2011 filed with the SEC on September 13, 2011 and September 30, 2011, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on August 25, 2011 (with respect to Item 5.02 and 9.01), September 2, 2011 (with respect to Items 1.01, 3.03, 5.03 and 9.01), and September 7, 2011 (with respect to Items 1.01, 3.03, 5.03 and 9.01).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: BofI Holding, Inc., Attention: Investor Relations, 12777 High Bluff Drive, Suite 100, San Diego, California 92130, telephone (858) 350-6200.

PROSPECTUS

BOFI HOLDING, INC.

Debt Securities

Common Stock

Preferred Stock

Warrants

From time to time, we may offer and sell our debt securities, common stock, preferred stock and warrants to purchase common stock (collectively referred as “securities”) in amounts, at prices and on terms described in one or more supplements to this prospectus. The aggregate amount of the securities offered by us under this prospectus will not exceed $125.0 million.

This prospectus provides you with a general description of the securities that may be offered in one or more offerings. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

You should read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and/or the applicable prospectus supplement, before you make your investment decision.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

The securities may be sold by us or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), the Office of Thrift Supervision (the “OTS”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System or any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other government agency.

The date of this prospectus is January 6, 2010.

You should rely only on the information set forth or incorporated by reference in this prospectus or any supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or prospectus supplement or any sale of a security.

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration statement, we may sell:

•	debt securities;

•	common stock;

•	preferred stock; and

•	warrants to purchase common stock.

This prospectus provides you with a general description of the debt securities, common stock, preferred stock and warrants. Each time we sell debt securities, common stock, preferred stock or warrants, we will provide a prospectus supplement (and, if applicable, a pricing supplement) that will contain specific information about the terms of that offering. The prospectus supplement (and any pricing supplement) may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement (or pricing supplement), you should rely on the information in that prospectus supplement (or pricing supplement). You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) has additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Unless otherwise stated, the words “BofI,” the “Company,” “we,” “our” and “us” refer to BofI Holding, Inc. and its subsidiaries, except that such terms refer to BofI Holding, Inc. only and not to its subsidiaries in the sections entitled “Description of Debt Securities,” “Description of Common Stock,” “Description of Preferred Stock” and “Description of Warrants.”

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a web site at www.bofiholding.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet web site copies of our Annual Reports on

Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended June 30, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009;

•	Our Current Reports on Form 8-K filed on December 3, 2009, November 25, 2009, November 3, 2009 and on October 22, 2009;

•

The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

•

Any documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities offered hereby.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

BofI Holding, Inc.

12777 High Bluff Drive, Suite 100

San Diego, California 92130

Attn: Investor Relations

(858) 350-6200

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “feels,” “anticipates,” “intends,” “plans,” “estimates,” “predicts,” “projects,” “potential,” “outlook,” “could,” “will,” “may” or similar expressions.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Actual results may differ materially from those expressed in or implied by these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference herein:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins;

•

changes in deposit flows, loan demand or real estate values may adversely affect the business of our subsidiary, Bank of Internet USA (the “Bank”), through which substantially all of our operations are carried out;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	changes in corporate and/or individual income tax laws may adversely affect our business or financial condition;

•

general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate;

•	legislation or regulatory changes may adversely affect our business;

•	technological changes may be more difficult or expensive than what we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than what we anticipate;

•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and

•	the additional risks referred to in the section entitled “Risk Factors.”

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events except to the extent required by Federal securities laws.

DESCRIPTION OF BOFI HOLDING, INC.

BofI Holding, Inc. is the holding company for the Bank, a nationwide savings bank operating primarily through the Internet. The Bank is our sole operating subsidiary. We provide a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet and originating and purchasing multifamily, single family and home equity mortgage loans and purchasing mortgage-backed securities. We attract and service our customers primarily through the Internet, which affords us low operating expenses and allows us to pass these savings along to our customers in the form of attractive interest rates and low fees on our products.

We operate our Internet-based bank from a single location in San Diego, California, currently serving approximately 27,000 retail deposit and loan customers across all 50 states. At September 30, 2009, we had total assets of $1,324.1 million, loans of $595.1 million, mortgage-backed and other securities totaling $663.5 million, total deposits of $763.5 million and borrowings totaling $461.1 million. Our deposits consist primarily of interest-bearing checking and savings accounts and time deposits. Our loans are primarily first mortgages secured by multifamily (five or more units) and single family real property. Our mortgage-backed securities consist primarily of mortgage pass-through securities issued by government-sponsored entities and non-agency collateralized mortgage obligations and pass-through mortgage-backed securities issued by private sponsors.

We have limited the impact of the current credit problems in the mortgage markets by redirecting our asset gathering from retail online originations to wholesale purchases of loans and mortgage-backed securities with higher credit quality. Our online delivery channels and online advertising can be opened, closed or expanded rapidly allowing us to change product offerings faster and with less cost than many traditional banks. We believe our flexibility to adjust our asset generation channels has been a competitive advantage allowing us to avoid markets and products where credit fundamentals are poor.

Our business strategy is to lower the cost of delivering banking products and services by leveraging technology while continuing to grow our assets and deposits to achieve increased economies of scale. We have designed our automated Internet-based banking platform and workflow process to handle traditional banking functions with reduced paperwork and human intervention. Our thrift charter allows us to operate in all 50 states and our online presence allows us increased flexibility to target a large number of loan and deposit customers based on demographics, geography and price. We plan to continue to increase our deposits by attracting new customers with competitive pricing, targeted marketing and new products and services. We plan to continue to increase our originations of single family loans and multifamily loans by attracting new customers through our website and affiliate marketing arrangements. We also plan to continue to purchase pools of high quality single family and multifamily mortgage loans and mortgage-backed securities.

The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under the Deposit Insurance Fund. The Bank must file reports with the OTS concerning its activities and financial condition, and must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS conducts periodic examinations to assess the Bank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association may engage and is intended primarily for the protection of the Deposit Insurance Fund and depositors. As a publicly-held unitary savings and loan holding company, we are required to file certain reports with, and otherwise comply with the rules and regulations of, both the SEC, under the federal securities laws, and the OTS.

We are a Delaware corporation that is subject to extensive regulation and supervision under applicable banking laws.

Our executive offices are located at 12777 High Bluff Drive, Suite 100, San Diego, California 92130, and our telephone number is (858) 350-6200.

Additional information about us and our subsidiaries can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in Item 1.A of our annual report on Form 10-K for the year ended June 30, 2009 or any other documents incorporated by reference into this prospectus and those described in any prospectus supplement before making an investment decision. The risks and uncertainties described in any prospectus supplement and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our securities could decline substantially.

Risks Associated with Our Debt Securities

We operate through our subsidiary and, as a result, the debt securities will effectively be subordinated to the liabilities of our subsidiaries.

Because we operate primarily through the Bank and our primary assets are our equity interests in the Bank, our obligations, including the debt securities, are effectively subordinated to all existing and future indebtedness and other liabilities, of the Bank. As of September 30, 2009, the Bank had approximately $1.2 billion of outstanding liabilities that effectively ranks and would rank senior to our current and future debt securities. The Bank may incur further indebtedness in the future. The debt securities are exclusively obligations of us. The Bank has no obligation to pay any amounts due on the debt securities. The Bank is not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by the Bank to us could be subject to regulatory, statutory or contractual restrictions. Payments to us by the Bank will also be contingent upon the Bank’s earnings and business considerations.

We and the Bank may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the debt securities.

The terms of the indenture and the debt securities do not limit the incurrence by us or the Bank of indebtedness. We and the Bank may incur additional indebtedness in the future, which could have important consequences to holders of the debt securities. For example, we may have insufficient cash to meet our financial obligations, including our obligations under the debt securities. Furthermore, our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes could be impaired. Additional debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of the Bank and the ratings of our debt securities.

We may be unable to repay the debt securities if the Bank is unable to pay dividends or make advances to us.

At maturity, the entire outstanding principal amount of the debt securities will become due and payable by us. We may not have sufficient funds to pay the principal amount due. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends by the Bank, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary. We, as a holding company, are dependent upon dividends from the Bank to enable us to service our outstanding debt, including the debt securities. The Bank is subject to certain regulatory restrictions as to the transfer of funds and payment of dividends to the holding company.

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities.

Unless otherwise specified in an applicable prospectus supplement, any debt securities sold pursuant to this prospectus and the applicable prospectus supplement will be new securities for which there currently is no established trading market. We are under no obligation to list any debt securities on a national securities exchange, and we do not anticipate that we will do so. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given that a market for any series of debt securities will develop or continue; as to the liquidity of any market that does develop; or as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The indenture governing the debt securities does not:

•

require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, does not protect holders of the debt securities in the event that we experience significant adverse changes in our financial condition, results of operations or liquidity;

•

limit our ability or the ability of the Bank to incur additional indebtedness, including indebtedness that is equal in right of payment to the debt securities or, subject to certain exceptions, indebtedness that is secured by liens on capital stock of certain subsidiaries; or

•	limit the aggregate principal amount of debt securities that may be issued.

Risks Associated with Our Common Stock, Preferred Stock and Warrants

Shares eligible for future sale could have a dilutive effect.

Shares of our common stock eligible for future sale, including those that may be issued in connection with our various stock option and equity compensation plans, and any other offering of our common stock for cash, could have a dilutive effect on the market for our common stock and could adversely affect its market price. As of January 4, 2010, there were 8,189,541 shares of common stock outstanding. There were 515 shares of Series A preferred stock issued and outstanding and there were 4,790 shares of Series B preferred stock issued and outstanding as of January 4, 2010. The 4,790 shares of Series B preferred stock were convertible at the election of the holders into an aggregate of 531,690 shares of common stock as of such date. In addition, as of January 4, 2010, there were 599,205 shares underlying outstanding employee stock options and 282,044 shares underlying outstanding restricted stock units. We have the ability to issue additional shares of common stock or securities convertible into shares of common stock (such as additional preferred stock) in the future, and such issuances would increase the potential dilutive effect on the market for our common stock.

Our stock price can be volatile.

Stock price volatility may make it more difficult to resell our common stock when desired and at an attractive price. Our stock price can fluctuate significantly in response to a variety of factors, including, among other factors:

•	Actual or anticipated variations in quarterly results of operations.

•	Recommendation by securities analysts.

•	Operating and stock price performance of other companies that investors deem comparable to us.

•	News reports relating to trends, concerns and other issues in the financial services industry.

•	Perceptions in the marketplace regarding us and/or our competitors.

•	New technology used, or services offered, by competitors.

•	Changes in government regulations.

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

The trading volume in our common stock is less than that of other larger financial services companies.

Although our common stock is listed for trading on NASDAQ National Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Our certificate of incorporation and bylaws, as well as certain banking laws, may have an anti-takeover effect.

Provisions of our certificate of incorporation and bylaws and federal and state banking laws, including regulatory approval requirements could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

•	provide that our board of directors will be divided into three classes of directors;

•	provide that special meetings of our stockholders may be called only by our president, our chairman or our secretary;

•	provide that our stockholders will not be permitted to act by written consent, which may lengthen the amount of time required to take stockholder actions;

•

do not include a provision for cumulative voting in the election of directors in the ordinary course, which may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although not by less than a quorum, and not by our stockholders; and

•

allow us to issue up to 1,000,000 shares of undesignated preferred stock (5,305 of which have already been issued and are outstanding) with rights senior to those of our common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

The amendment of any of these provisions would require the approval of the holders of at least 75% of our then outstanding capital stock.

The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

Our ability to pay cash dividends may be limited by regulatory restrictions, by the Bank’s ability to pay cash dividends to us and by our need to maintain sufficient capital to support our operations. The ability of the Bank to pay cash dividends to us is limited by its obligations to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to federally chartered stock savings banks and banks that are regulated by the FDIC. If the Bank is not permitted to pay cash dividends to us, it is unlikely that we would be able to pay cash dividends on our common stock.

Our Board may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of our company.

We are authorized to issue up to 1,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board. Such designation of new series of preferred stock may be made without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over the common stock offered hereby. Preferred stockholders could adversely affect the rights of holders of common stock by: exercising voting, redemption and conversion rights to the detriment of the holders of common stock; receiving preferences over the holders of common stock regarding a surplus of funds in the event of our dissolution or liquidation; delaying, deferring or preventing a change in control of our company; and discouraging bids for our common stock.

You may not be able to exercise your warrants if we do not maintain an effective registration statement.

We will be required to maintain, at all times during which any warrants are outstanding, a registration statement relating to the offer and sale of the common stock underlying the warrants for the benefit of the warrant holders. However, if a current registration statement is not in effect, you may not be able to exercise or resell your warrants.

The existence of outstanding warrants may hinder our ability to sell common stock.

If the warrant holders exercise their warrants, we will be obligated to issue additional shares of common stock at the stated exercise or conversion price. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us for general corporate purposes. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

Additional information on the use of proceeds from the sale of the securities offered by this prospectus may be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges.

	For the Three Months Ended September 30,		For the Year Ended June 30,
	2009	2008 (4)	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges (1) and preferred stock dividends:
Including interest on deposits (2)	1.66x	0.74x	1.28x	1.15x	1.16x	1.23x	1.33x
Excluding interest on deposits (2)	2.53x	0.42x	1.64x	0.83x	0.96x	1.18x	1.74x
Preferred stock dividends only (3)	21.52x	-10.73x	10.35x	13.32x	10.65x	8.97x	6.97x

(1)	The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preferred stock dividend requirements.
(2)	Interest expense on deposits is included in or excluded from the calculation of fixed charges used in the ratio of earnings to fixed charges as described on each line in the above table.
(3)	Equals the ratio of earnings to preferred-stock dividend charges and excludes all other fixed charges (items (a)–(c) described in footnote 1 above).
(4)	Excluding a pretax loss of $7.9 million due to loss on sale of FNMA stock after U.S. government conservatorship in September 2008, ratios would have been 1.41x, 1.90x and 16.67x for ratios of earnings to fixed charges with deposit interest, without deposit interest and with only preferred stock dividends, respectively.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under an indenture (the “indenture”), between us and the trustee named in the applicable prospectus supplement, as trustee (the “trustee”), the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of the debt securities forming a part of a series, which are offered by a prospectus supplement will be described in such prospectus supplement.

The following summaries of certain provisions of the indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and, with respect to any particular debt securities, to the description of the terms of such debt securities included in the applicable prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to here or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference here or in the applicable prospectus supplement, as the case may be.

We are a savings and loan holding company and almost all of our operating assets are owned by the Bank. We are a legal entity separate and distinct from the Bank. We rely primarily on dividends from the Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from the Bank due to restrictions applicable to federally chartered stock savings banks and banks that are regulated by the FDIC. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of the Bank, and holders of debt securities should look only to our assets for payments of the debt securities.

Terms of Debt Securities

The indenture will provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as we may determine. The debt securities may be either senior or subordinated debt securities, which may be issued as convertible debt securities or exchangeable debt securities.

The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of the debt securities will be payable;

•

the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder of the debt security, and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•

if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•

if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on the debt securities will be payable (and the manner in which the equivalent of the principal amount of the debt securities in the currency of the

United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

•

if the principal of or any premium or interest on the debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

•	if other than the entire principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

•

if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount of the debt securities which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

•

if applicable, that debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the indenture described under “Defeasance and Covenant Defeasance — Defeasance and Discharge” or “Defeasance and Covenant Defeasance — Covenant Defeasance,” or under both such captions;

•

whether the debt securities will be issuable in whole or in part in the form of one or more global debt securities and, if so, the respective depositaries for such global debt securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “Form, Exchange and Transfer — Global Debt Securities” and, if different from those described under such caption, any circumstances under which any such global debt security may be exchanged in whole or in part for debt securities registered, and any transfer of such global debt security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture applicable to the debt securities; and

•	any other terms of debt securities not inconsistent with the provisions of the indenture.

Debt securities, including original issue discount debt securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement. If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

Senior Debt Securities

Payment of the principal, premium, if any, and interest on senior debt securities will rank with all of our other unsecured and unsubordinated debt securities.

Subordinated Debt Securities

Payment of the principal, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global debt securities, you may present debt securities for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated for such purpose. You will not incur a service charge for any registration of transfer or exchange of debt securities, but you must pay a sum sufficient to cover any tax or other governmental charge as may be described in the indenture. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (a) issue, register the transfer of or exchange any debt securities of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of the debt securities being redeemed in part.

Global Debt Securities

Some or all of a series of debt securities may be represented, in whole or in part, by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person except:

•	by the depositary to its nominee;

•	by a nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor unless (a) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture, (b) there shall have occurred and be continuing an Event of Default with respect to the debt securities represented by such global debt security or (c) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a global security or any portion of a global debt security will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of such global debt security and the debt securities represented by the global debt security for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, you will not be entitled to have such global debt security or any securities registered by the global debt security registered in your name, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global debt security and will not be considered to be the owner or holder of such global debt security or any debt securities represented by the global debt security for any purpose under the debt securities or the indenture. All payments of principal of and any premium and interest on a global debt security will be made to the depositary or its nominee, as the case may be, as the holder of the global debt security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.

Ownership of beneficial interests in a global debt security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global debt security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global debt security to the accounts of its participants. Ownership of beneficial interests in a global debt security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee or any agent of us or the trustee will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a global debt security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global debt security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of a paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to such interest as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate debt securities additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys or United States government obligations (including proceeds thereof) deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and after repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Consolidation, Merger and Sale of Assets

The indenture will provide that we will not consolidate with or merge into any other person or convey, transfer or lease substantially all of our properties to any person, and no person may consolidate with or merge into us unless (a) the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture and the debt securities, (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, exists, and (c) certain other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the debt securities.

Events of Default

Each of the following will constitute an event of default (an “Event of Default”) under the indenture with respect to debt securities of any series:

(a) our failure to pay principal of or any premium on any debt security of that series when due, whether at maturity, upon redemption, by accelerating the maturity or otherwise;

(b) our failure to pay any interest on any debt securities of that series when due, continued for 30 days;

(c) our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d) our failure to observe or perform any other covenant contained in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 90 days after written notice to us by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

(e) with respect to senior debt securities, acceleration of any indebtedness for borrowed money by us having an aggregate principal amount outstanding of at least $25 million, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 15 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

(f) certain events related to our bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities outstanding may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities outstanding may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately.

If an Event of Default described in clause (f) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (b) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (c) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of senior or subordinated debt securities, as the case may be, affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected,

(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

(b) reduce the principal amount of, or any premium or interest on, any debt security,

(c) reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity,

(d) change the place or currency of payment of principal of, or any premium or interest on, any debt security,

(e) modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated securities in a manner adverse to the holders of those securities;

(f) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

(g) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

(h) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

(i) modify such provisions with respect to modification and waiver.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

The indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date, (a) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity to such date, (b) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security and (c) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (a) or (b) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of indebtedness, or Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. The indenture will provide that, upon our exercise of our option (if any) to have Section 13.02 of the indenture applied to the debt securities, we will be discharged from all our obligations (and, if applicable, provisions relating to subordination will cease to be effective) with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants. The indenture provides that, upon our exercise of our option (if any) to have Section 13.03 of the indenture applied to the debt securities, we may omit to comply with certain restrictive covenants of the indenture and any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

We, the trustee and any of our agents or the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Regarding the Trustee

The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue up to 25,000,000 shares of common stock, par value $.01 per share. As of January 4, 2010, there were 8,189,541 shares of common stock outstanding. Our common stock is listed on the NASDAQ National Market under the symbol “BOFI.”

Dividends

Subject to preferences that may be applicable to any then outstanding shares of our preferred stock, and subject to compliance with limitations imposed by law, the holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of our preferred stock, including our Series A preferred stock, our Series B preferred stock and any which we may designate in the future.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including our Series A preferred stock, Series B preferred stock and any which we may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are, and the shares of our common stock to be issued in the offering will be, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock offered by this prospectus, other than pricing and related terms disclosed for a particular issuance in an applicable prospectus supplement. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to such series, together with the more detailed provisions of our amended certificate of incorporation and the certificate of designations with respect to each particular series of preferred stock, which will be filed as an exhibit to a document incorporated by reference into this prospectus. The prospectus supplement also will state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Our amended certificate of incorporation provides that the Board can issue shares of preferred stock, par value $.01 per share, without stockholder action in one or more series and with such terms and conditions, at such times and for such consideration, as the Board may determine. As of January 4, 2010, there were 515 shares of Series A preferred and 4,790 shares of Series B preferred stock outstanding. The Board can determine the following:

•	the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

•

the rights of shareholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series will be entitled to receive dividends and other distributions, and whether any such dividends will be cumulative or noncumulative and, if cumulative, the terms upon which such dividends will be cumulative;

•

whether the stock of each such series shall be redeemable by us at our option or the holder of the stock, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

•	the amount payable and the rights or preferences to which the holders of the stock of such series will be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up;

•

the terms, if any, upon which shares of stock of such series will be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

•

any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of the Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

Prior to the issuance of any series of preferred stock, the Board will adopt resolutions creating and designating the series as a series of preferred stock and a certificate of designations setting forth the preferences, rights, limitations and other terms of such series will be filed with the Secretary of State of Delaware.

The preferred stock will have the dividend, liquidation, redemption and voting rights stated in this section unless the applicable prospectus supplement indicates otherwise. You should read the applicable prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the title, stated value and liquidation preferences of the preferred stock and the number of shares offered;

•	the initial public offering price at which the preferred stock will be issued;

•

the dividend rate(s) (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether these dividends will be cumulative or noncumulative and, if cumulative, the dates at which the dividends shall begin to cumulate;

•	any redemption or sinking fund provisions; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock. Unless the applicable prospectus supplement states otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

In addition, unless the applicable prospectus indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends out of funds legally available, when, as and if, declared by the Board or a duly authorized committee of the Board, at the rates and on the dates stated in the applicable prospectus supplement. These rates may be fixed, or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates determined by the Board or authorized committee. Unless the applicable prospectus supplement indicates otherwise, dividends on any series of preferred stock will be cumulative.

The Board will not declare and pay a dividend on any of our stock ranking as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money was set aside for payment).

Until dividends are paid in full or declared and set aside for payment on any series of preferred stock ranking equal with the preferred stock as to dividends:

•

we will declare all dividends pro rata among the preferred stock of each series, so that the amount of dividends declared per share on each series will have the same relationship to each other that accrued dividends per share on each series of preferred stock and other preferred stock bear to each other;

•

other than the pro rata dividends, we will not declare or pay or set aside for payment dividends, or declare or make any other distribution on any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or at liquidation (except dividends or distributions paid for in shares of, or options, warrants or rights to subscribe or purchase shares of securities ranking junior to or equal with the preferred stock as to dividends and at liquidation);

•

we will not redeem, purchase or otherwise acquire for any consideration (or have any monies paid to or set aside in a sinking fund) any securities ranking junior to or equal with the preferred stock as to dividends or at liquidation (except by conversion into or exchange for our stock which ranks junior to the preferred stock as to dividends and at liquidation); and

•	We will not pay interest, or money in lieu of interest, for any dividend payments on any series of the preferred stock that are in arrears.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations with respect to shares establishing such series; or

•	as required by applicable law.

Under regulations of the Office of Thrift Supervision, if the holders of any series of preferred stock become entitled to vote for the election of directors, that series may then be considered a class of voting securities. A holder of 25% or more of a series may then be subject to regulation as a savings and loan holding company under the Home Owners Loan Act or a bank holding company under the Bank Holding Company Act depending on the nature of the acquiror. In addition, at the time that the series are deemed a class of voting securities, any bank holding company may be required to obtain the prior approval of the Federal Reserve Board in order to acquire 5% or more of that series, any savings and loan holding company may be required to obtain the prior approval of the Office of Thrift Supervision in order to acquire 5% or more of that series and any person other than a savings and loan or a bank holding company may be required to obtain the prior approval of the Office of Thrift Supervision to acquire 10% or more of that series.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption under a sinking fund or otherwise as described in the applicable prospectus supplement. The preferred stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock which we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem in each year and the redemption price per share together with an amount equal to all accrued and unpaid dividends on those shares to the redemption date. The applicable prospectus supplement will state whether the redemption price can be paid in cash or other property. If the redemption price is to be paid only from the net proceeds of issuing our capital stock, the terms of the series of preferred stock may provide that, if the capital stock has not been issued or if the net proceeds are not sufficient to pay the full redemption price then due, the shares relating to series of the preferred stock shall automatically and mandatorily be converted into shares of our capital stock under the conversion provisions of the applicable prospectus supplement.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, the redemption will be made in a manner that the Board decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Conversion and Exchange

If any series of offered preferred stock is convertible into or exchangeable for any other class or series of our capital stock, the applicable prospectus supplement relating to that series will describe the terms and conditions governing the conversions and exchanges.

Rights at Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution to stockholders:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared), before any distribution to holders of common stock or of any securities ranking junior to the series of preferred stock.

Neither the sale of all or any part of our property and business, nor our merger into or consolidation with any other corporation, nor the merger or consolidation of any other corporation with or into us, will be deemed to be a dissolution, liquidation or winding up.

If our assets are insufficient to pay all amounts to which holders of preferred stock are entitled, we will make no distribution on the preferred stock or on any other securities ranking equal to the preferred stock unless we make a pro rata distribution to those holders. After we pay the full amount of the liquidation distribution to which the holders are entitled, the holders will have no right or claim to any of our remaining assets.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. Warrants may be issued separately or together with common stock, preferred stock or debt securities and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, will be filed as exhibits to a document incorporated by reference into this prospectus.

This section describes the general terms and provisions of the warrants offered hereby. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. You should read the particular terms of any warrants we offer in any prospectus supplement, together with the more detailed form of warrant agreement and the form of warrant certificate. The prospectus supplement also will state whether any of the terms summarized below do not apply to the warrants being offered.

General

The applicable prospectus supplement will describe the terms of the warrants, including the following where applicable:

•	the title of the warrants;

•	the offering price of the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock that is purchasable upon exercise of the warrants;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	the minimum or maximum number of warrants that may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of certain United States federal income tax considerations;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any rights of holders of the common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

Amendments and Supplements to Warrant Agreements

We and the relevant warrant agent may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants. However, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. Notwithstanding the foregoing, no such modification or amendment may, without the consent of the holders of each warrant affected:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Antidilution and Other Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a warrant, are subject to adjustment in certain events, including:

•	the issuance of common stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of the common stock;

•

the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such capital stock rights, at less than the current market price; and

•

the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant, make proper provision so that each holder of such warrant who exercises such warrant (or any portion thereof):

•	before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

•

after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise, in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such warrant was exercised immediately prior to the record date for such distribution.

Common stock owned by or held for our account or for the account of any of our majority owned subsidiaries will not be deemed outstanding for the purpose of any adjustment.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the warrants then outstanding will be entitled thereafter to convert such warrants into the kind and number of shares of stock and amount of other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers; or

•	through agents.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.

The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to specified conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities of as much as 15% to 20% by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act of 1933 as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.

These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act of 1933 and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Unless the applicable prospectus supplement states otherwise, all securities, except for common stock, will be new issues of securities with no established trading market. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

This prospectus may also be used in connection with any issuance of shares of common stock upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act of 1933.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Keesal, Young & Logan, Long Beach, California. If the validity of the securities will be passed upon by counsel for any underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, incorporated by reference in this registration statement, from BofI’s Annual Report on Form 10-K for the year ended June 30, 2009, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

1,065 Shares

BOFI HOLDING, INC.

6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock

PROSPECTUS SUPPLEMENT